Exhibit 2.1

[EXECUTION COPY]

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SERCO GROUP PLC,

SERCO INC.,

MATADOR ACQUISITION CORPORATION

AND

SI INTERNATIONAL, INC.

DATED AS OF AUGUST 26, 2008

i

ii

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is entered into as of this 26th day of August 2008, by and among Serco Group plc, a public limited company organized under the laws of England and Wales (“Parent”), Serco Inc., a New Jersey corporation (“U.S. Parent”), Matador Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of U.S. Parent (“Merger Sub”), and SI International, Inc., a Delaware corporation (the “Company”).

WHEREAS, the board of directors of Parent has approved and deems advisable and in the best interests of its stockholders this Agreement and the Merger (as defined below), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the respective boards of directors of each of U.S. Parent, Merger Sub and the Company have determined that it is advisable, fair to (in the case of the Company) and in the best interests of their respective stockholders for Parent to acquire the Company pursuant to a merger (the “Merger”) of Merger Sub with and into the Company pursuant to the DGCL upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each outstanding share of common stock, par value $0.01 per share (the “Common Stock”), of the Company shall be converted into the right to receive cash, as set forth herein, all upon the terms and subject to the conditions of this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) has (i) determined that this Agreement, the Merger and the other transactions contemplated hereby, taken together, are fair to, advisable and in the best interests of the Company and its stockholders (the “Company Stockholders”) and (ii) adopted resolutions approving this Agreement and the transactions contemplated hereby, including the Merger, declaring its advisability and recommending the adoption by the Company Stockholders of this Agreement, the Merger and the other transactions contemplated hereby; and

WHEREAS, the respective boards of directors of each of U.S. Parent and Merger Sub have (i) determined that this Agreement, the Merger and the other transactions contemplated hereby, taken together, are advisable and in the best interests of Merger Sub and U.S. Parent and (ii) adopted resolutions approving this Agreement and the transactions contemplated hereby, including the Merger, declaring its advisability and, in the case of the board of directors of Merger Sub, recommending the adoption by U.S. Parent, as sole stockholder of Merger Sub, of this Agreement, the Merger and the other transactions contemplated hereby; and immediately following execution of this Agreement, U.S. Parent, as the sole stockholder of Merger Sub, shall have adopted this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1                                      The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation under the Laws of the State of Delaware.

Section 1.2                                      Closing.  Subject to the terms and conditions of this Agreement, the Closing will take place at the offices of Morrison & Foerster LLP, 1650 Tysons Boulevard, Suite 400, McLean, Virginia 22102, at 10:00 a.m., local time, as soon as practicable but in no event later than the third Business Day after the satisfaction or waiver of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) set forth in ARTICLE VI, or at another time, date or place as is agreed to in writing by the parties.

Section 1.3                                      Effective Time.  Subject to the terms and conditions of this Agreement, on the Closing Date the parties hereto shall cause the Merger to be consummated by filing all necessary documentation, including a Certificate of Merger, with the Delaware Secretary, and Parent will deliver, or cause to be delivered, the Exchange Fund to the Paying Agent in the manner provided in Section 2.1.  The Merger shall be effective upon filing of the Certificate of Merger with the Delaware Secretary, or on such later date as Parent and the Company agree and is specified therein (the time of such effectiveness being, the “Effective Time”).

Section 1.4                                      Effect of the Merger.  The Merger shall have the effects set forth in the DGCL and other Applicable Law.  Accordingly, without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall have all the properties, rights, privileges, powers, interests and franchises and shall be subject to all restrictions, disabilities, debts, duties and Liabilities of the Company and Merger Sub.  The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Company or Merger Sub in order to carry out and effectuate the transactions contemplated by this Agreement.

Section 1.5                                      Conversion of the Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, U.S. Parent, Merger Sub, the Company or any of their respective securities holders:

(a)                                  Except as provided in Section 1.5(b), each share of Common Stock issued and outstanding immediately prior to the Effective Time (the “Shares”) (excluding Appraisal Shares) shall be canceled and shall by virtue of the Merger and without any action on the part of the holder thereof be converted automatically into the right to receive $32.00 in cash, without interest (the “Merger Consideration”), upon surrender of the Certificate representing such Shares as provided in ARTICLE II.  All such Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a Certificate formerly representing such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration into which such Shares have been converted, as provided herein.

(b)                                 Each Share that is owned by the Company (or any Subsidiary of the Company) as treasury stock or otherwise and each Share owned, directly or indirectly, by Parent immediately prior to the Effective Time shall be canceled and cease to exist and no payment or distribution shall be made with respect thereto.

(c)                                  Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 1.6                                      Certificate of Incorporation; Bylaws.

(a)                                  At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation.  Thereafter, subject to Section 5.10, the certificate of incorporation of the Surviving Corporation may be amended in accordance with its terms and as provided by Law.

(b)                                 At the Effective Time, the bylaws of the Company as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation.  Thereafter, subject to Section 5.10, the bylaws of the Surviving Corporation may be amended or repealed in accordance with their terms and the certificate of incorporation of the Surviving Corporation and as provided by Law.

Section 1.7                                      Officers and Directors of the Surviving Corporation.  At the Effective Time (i) the directors of Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation, and (ii) the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified in accordance with and subject to Applicable Law and the certificate of incorporation and bylaws of the Surviving Corporation.

Section 1.8                                      Company Stock Options.

(a)                                  Prior to the Effective Time, each Company Stock Option under or pursuant to any Company Option Plans that is outstanding, unexercised and unexpired, prior to the Effective Time shall be accelerated in full so that each such Company Stock Option is fully vested and exercisable immediately prior to the Effective Time.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, U.S. Parent, Merger Sub, the Company or the holders of Company Stock Options, each Company Stock Option which is outstanding immediately prior to the Effective Time (whether vested, unvested, exercisable or not exercisable) shall be canceled and extinguished and automatically converted into the right to receive from the Surviving Corporation an amount in cash equal to the product obtained by multiplying (x) the aggregate number of Shares that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time and (y) the Merger Consideration less the per share exercise price of such Company Stock Option (the “Option Consideration”) (it being understood and agreed that such exercise price shall not actually be paid to the Company by the holder of a Company Stock Option).  In the event the Option Consideration to any holder of a Company Stock Option is equal to or less than zero, it shall be understood and agreed that any such Company Stock Option shall be canceled and extinguished immediately upon to the Effective Time without any payment.  Parent shall, or shall cause the Surviving Corporation to, pay to holders of Company Stock Options the Option Consideration, less applicable Taxes required to be deducted and withheld from payments of the Option Consideration, as soon as practicable after the Effective Time and in any case within five Business Days thereafter.

(b)                                 Except as otherwise agreed to by the parties, the Company Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary thereof shall be canceled as of the Effective Time.

(c)                                  The Company shall provide notice (in a form reasonably satisfactory to Parent) to each holder of an outstanding Company Stock Option describing the treatment of such Company Stock Option in accordance with this Section 1.8.

(d)                                 Prior to the Effective Time, the Company shall take such actions as may be necessary or desirable to give effect to the transactions contemplated by this Section 1.8, including satisfaction of the requirements of Rule 16b-3(e) under the Exchange Act and, upon the reasonable written request of U.S. Parent, using its reasonable efforts to obtain consents from holders of Company Stock Options.

Section 1.9                                      Restricted Stock; Deferred Compensation Plan.

(a)                                  If any Share outstanding immediately prior to the Effective Time (determined without regard to the effect of this Section 1.9(a)) is unvested or subject to a repurchase option or forfeiture in favor of the Company (any such shares, “Company Restricted Shares”), then, effective immediately prior to the Effective Time, such Company Restricted Shares shall be fully vested and any repurchase option or forfeiture restriction shall lapse, and shall, as of the Effective Time, be cancelled and be converted into the right to receive the Merger Consideration as provided in Section 1.5, less any amounts required to be deducted and withheld under any Applicable Law as a result of such vesting.

(b)                                 Prior to the Effective Time, all accrued account balances under the Company’s Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Plan”) shall be distributed pursuant to Section 6.1 of such plan; provided, however, that prior to any such distribution, the Company shall adopt such amendments to the Deferred Compensation Plan as it may determine to be necessary or appropriate to permit such distributions to be made without incurring the additional tax or interest penalty imposed by Section 409A(1)(B) of the Code.  Following and subject to the payment of all accrued account balances under the Deferred Compensation Plan, the Company shall take all actions necessary so that such plan shall terminate at the Effective Time.

Section 1.10                                Appraisal Shares.  Notwithstanding anything in this Agreement to the contrary (unless otherwise provided in this Section 1.10), any Appraisal Shares shall not be converted into the right to receive the Merger Consideration as provided in Section 1.5(a), but instead such holders of Appraisal Shares shall be entitled to payment of the fair value of such shares as determined to be due to the holders of such shares in accordance with the provisions of Section 262.  Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the rights to appraisal under Section 262, or a court of competent jurisdiction shall determine that such holder is not entitled to an appraisal of such holder’s Shares under Section 262, then the right of such holder to be paid the fair value of such holder’s Shares under Section 262 shall cease, such Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 1.5(a), without interest, and such Shares will be deemed not to be “Appraisal Shares” hereunder.  The Company shall serve prompt notice to Parent of any demands for appraisal of any of the Shares, attempted withdrawals of such demands and any other instruments served pursuant to Section 262 received by the Company.  The Company shall give Parent the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL.  The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

ARTICLE II

EXCHANGE OF CERTIFICATES

Section 2.1                                      Paying Agent.  Prior to the Effective Time, Parent shall appoint the Paying Agent to act as paying agent for the payment of the Merger Consideration upon surrender of the Certificates pursuant to this ARTICLE II.  On the Closing Date, Parent shall deposit, or cause to be deposited, with the Paying Agent cash in an amount sufficient to pay the aggregate Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”) payable pursuant to Section 1.5(a) in exchange for outstanding Shares.  Any income from investment of the Exchange Fund, which investment shall be in accordance with the instructions of Parent or U.S. Parent, will be payable solely to Parent or U.S. Parent, as applicable.  Parent shall, or shall cause U.S. Parent or the Surviving Corporation to, pay all fees and expenses of the Paying Agent.

Section 2.2                                      Exchange Procedures.

(a)                                  As soon as practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate or Certificates that, immediately prior to the Effective Time, represented outstanding Shares subsequently converted into the right to receive the Merger Consideration, as set forth in Section 1.5:  (i) a letter of transmittal (a “Letter of Transmittal”) that (A) shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates to the Paying Agent (or an affidavit of loss in lieu thereof, together with any bond or indemnity agreement, as contemplated by Section 2.6) and (B) shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify and the Company shall have reasonably approved and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the applicable Merger Consideration.

(b)                                 Upon surrender of a Certificate for cancellation to the Paying Agent, together with a Letter of Transmittal, duly completed and executed, and any other documents reasonably required by the Paying Agent or the Surviving Corporation, (i) the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the applicable amount of cash that such holder has the right to receive pursuant to Section 1.5 and (ii) the Certificate so surrendered shall forthwith be canceled.  No interest will be paid or accrued on the cash payable upon surrender of the Certificates.  Until surrendered as contemplated by this Section 2.2, each such Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable in respect of the Company Shares represented by such Certificate.

(c)                                  In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the appropriate amount of the Merger Consideration may be paid to a transferee if, as a condition of payment, the Certificate formerly representing such Shares is presented to the Paying Agent properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and accompanied by all documents reasonably required by the Paying Agent to evidence and effect such transfer and to evidence that any applicable Taxes have been paid.

Section 2.3                                      No Further Ownership Transfers.  All Merger Consideration paid upon the surrender for exchange of the Certificates formerly representing Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares and, at the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this ARTICLE II, subject to Applicable Law in the case of Appraisal Shares.

Section 2.4                                      Termination of Exchange Fund.  Any portion of the Exchange Fund (including any interest and other income received with respect thereto) that remains undistributed to the former Company Stockholders on the date nine months after the Effective Time shall be delivered to Parent or U.S. Parent, as applicable, upon demand, and any former holder of Shares who has not theretofore received any applicable Merger Consideration to which such Company Stockholder is entitled under this ARTICLE II shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for payment of claims with respect thereto and only as a general creditor thereof.

Section 2.5                                      No Liability.  None of Parent, U.S. Parent, the Surviving Corporation or Merger Sub shall be liable to any former holder of Shares for any part of the Merger Consideration required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  Any amounts of Merger Consideration remaining unclaimed by former holders of any Shares as of immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Entity shall, to the extent permitted by Applicable Law, become the property of Parent or U.S. Parent, as applicable, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

Section 2.6                                      Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by and at the discretion of Parent, U.S. Parent, or the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Parent, U.S. Parent or the Surviving Corporation may direct, or the execution and delivery by such Person of an indemnity agreement in such form as Parent, U.S. Parent or the Surviving Corporation may direct, in each case as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the appropriate amount of the Merger Consideration without interest.

Section 2.7                                      Withholding of Tax.  Parent, U.S. Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any holder of Shares or Company Stock Options such amounts as Parent, U.S. Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent are legally required to deduct and withhold with respect to the making of such payment under any provision of Law relating to Taxes.  To the extent that amounts are so withheld by Parent, U.S. Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent, such withheld amounts shall be (a) paid over to the applicable Governmental Entity in accordance with Applicable Law or Order and (b) treated for all purposes of this Agreement as having been paid to the holder in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company SEC Reports filed with the SEC under the Exchange Act after January 1, 2008 and prior to the date of this Agreement (and without regard to any amendment thereto filed after the date of this Agreement) to the extent it is reasonably apparent from the disclosure or information contained in any such Company SEC Reports on its face, without further inquiry, that such information would be relevant to the applicable representation and warranty set forth in this ARTICLE III or as disclosed in the Company Disclosure Schedules (it being understood that any disclosure set forth with respect to any particular section of the Company Disclosure Schedules shall be deemed to be disclosed in reference to all other applicable sections of this ARTICLE III if the disclosure in respect of the particular section is sufficient on its face without further inquiry reasonably to inform Parent or U.S. Parent of the information required to be disclosed in respect of the other sections to avoid a breach under the representation and warranty corresponding to such other sections), the Company represents and warrants to Parent, U.S. Parent and Merger Sub as of the date of this Agreement as follows:

Section 3.1                                      Organization and Good Standing; Charter Documents.

(a)                                  The Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation.  The Company and each of its Subsidiaries (i) has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted and (ii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect.

(b)                                 The copies of the Company Certificate of Incorporation and Company Bylaws that are filed as exhibits to the Company 10-K are complete and correct copies thereof as in effect on the date hereof.  The Company is not in violation of any of the provisions of the Company Certificate of Incorporation or the Company Bylaws.

Section 3.2                                      Authority for Agreement.

(a)                                  The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement.  The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by the Company Board of Directors and no other corporate proceedings on the part of the Company, and no other votes or approvals of any class or series of capital stock of the Company, are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby (other than the adoption of this Agreement by the Company Stockholder Vote).  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited against the Company by (i) bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting or relating to the enforcement of creditors’ rights or remedies in general as from time to time in effect or (ii) the exercise by courts of equity powers.

(b)                                 At a meeting duly called and held, the Company Board of Directors has unanimously (i) determined that this Agreement, the Merger and the other transactions contemplated hereby, taken together, are fair to, advisable and in the best interests of the Company and the Company Stockholders, and (ii) adopted resolutions approving this Agreement and the transactions contemplated hereby, including the Merger, declaring its advisability and recommending the adoption by the Company Stockholders of this Agreement and the Merger and the other transactions contemplated hereby (the “Company Recommendation”).

(c)                                  Assuming the accuracy of the representations and warranties of Parent, U.S. Parent and Merger Sub in Section 4.8, as of the date of this Agreement, the Company Board of Directors has taken all action required to be taken by it to render inapplicable to this Agreement, the Merger and the other transactions contemplated hereby, the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL and any and all other Anti-takeover Laws.

Section 3.3                                      Capitalization.

(a)                                  The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock and 10,000,000 shares of preferred stock.  As of August 22, 2008, (i) 12,742,201 Shares are issued and outstanding (of which 161,832 Shares are subject to a repurchase option or forfeiture in favor of the Company that lapses over a vesting period related to the holder’s period of employment); (ii) no shares of preferred stock are issued and outstanding; and (iii) 536,709 shares of Common Stock are held in the Company’s treasury.  All outstanding Shares are duly authorized and validly issued, fully paid and nonassessable.

(b)                                 As of August 22, 2008, there are outstanding Company Stock Options to purchase 1,636,210 Shares pursuant to the Company Option Plans.  All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and issued in compliance in all material respects with all applicable federal and state securities Laws.  Except as set forth above, as of the date of this Agreement, there are no Company Stock Rights.  The copies of the Company Option Plans that are filed as exhibits to the Company SEC Reports are complete and correct copies thereof as in effect on the date hereof.  Each of the Company Stock Options was granted with an exercise price that was not less than the grant date fair market value of the underlying shares of Common Stock.

(c)                                  There are no rights of first refusal, co-sale rights or registration rights granted by and binding upon the Company with respect to the Company’s capital stock and in effect as of the date hereof.  Except as set forth above, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Shares or to pay any dividend or make any other distribution in respect thereof.  As of the date hereof, there are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of stock of the Company.

Section 3.4                                      Company Subsidiaries.  A true and complete list of all the Subsidiaries of the Company is set forth on Section 3.4 of the Company Disclosure Schedules.  The Company is the owner of all outstanding shares of capital stock (or other equity interests) of each Subsidiary of the Company and all such shares are duly authorized, validly issued, fully paid and nonassessable.  All of the outstanding shares of capital stock of each Subsidiary of the Company are owned by the Company free and clear of all Encumbrances.  There are no outstanding Subsidiary Stock Rights.

Section 3.5                                      No Conflict; Required Filings and Consents.

(a)                                  The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger (subject to the adoption of this Agreement by the Company Stockholder Vote) and the other transactions contemplated by this Agreement will not, (i) conflict with or violate any provision of the Company Certificate of Incorporation or Company Bylaws, or the equivalent charter documents of any Subsidiary of the Company, (ii) conflict with or violate any Law applicable to the Company or its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected (other than the Required Statutory Approvals), or (iii) result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations, or result (immediately or with notice or lapse of time or both) in the creation of an Encumbrance on any property or asset of the Company or its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, is bound or affected, except in the case of clauses (ii) and (iii) above for any such conflicts, violations, breaches, defaults or other occurrences, individually or in the aggregate, that would not be reasonably likely to have a Company Material Adverse Effect.

(b)                                 The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated by this Agreement will not, require any action, consent, approval, authorization or permit of, or filing with or notification to, or registration or qualification with, any Governmental Entity, except for applicable requirements, if any, of (i) the Securities Act, (ii) the Exchange Act, (iii) any Antitrust Law, (iv) the Exon-Florio Amendment to the Defense Production Act of 1950 (“Exon-Florio”), (v) the filing and recordation of the Certificate of Merger, as required by the DGCL and (vi) such other items required solely by reason of the participation of Parent (as opposed to any United States domiciled entity) in the transactions contemplated hereby (collectively, the “Required Statutory Approvals”).

Section 3.6                                      Compliance.  The Company and its Subsidiaries are and, since July 1, 2005, have been in compliance in all material respects with, and, to the Knowledge of the Company, are not under investigation with respect to and have not been threatened to be charged with or given notice of any violation of, any applicable Order or Law (including the Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, all economic and trade sanctions administered by the Office of Foreign Assets Control within the United States Department of the Treasury, and the Foreign Corrupt Practices Act).  The Company and its Subsidiaries hold all material authorizations, licenses, permits, certificates, approvals and orders of all Governmental Entities (“Permits”) necessary for the lawful conduct of the businesses of the Company and its Subsidiaries, taken as a whole.  The Company and each of its Subsidiaries are in compliance in all material respects with the terms of such Permits.

Section 3.7                                      Litigation.

(a)                                  There is no claim, suit, action, proceeding, investigation or arbitration pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or their respective assets or their respective directors or officers in their capacities as such.

(b)                                 There is no Order outstanding against the Company or any of its Subsidiaries or their respective businesses that (i) would be reasonably likely to have the effect of materially restricting or materially impairing any current or future business practice of, or acquisition of property by, the Company or any of its Subsidiaries or Affiliates or (ii) would be reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect.

Section 3.8                                      Company SEC Reports; Financial Statements.

(a)                                  The Company has filed all Company SEC Reports required to be filed with the SEC during the period since January 1, 2005.  Each Company SEC Report filed since such date has complied in all material respects with the applicable requirements of the Securities Act, and the rules and regulations promulgated thereunder, and the Exchange Act, and the rules and regulations promulgated thereunder, as applicable, each as in effect on the date so filed.  None of the Company SEC Reports filed since such date (including any financial statements or schedules included or incorporated by reference therein) contained when filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading.

(b)                                 All of the Company Financial Statements contained in the Company SEC Reports filed with the SEC since January 1, 2005, each as amended prior to the date of this Agreement, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents in all material respects the consolidated financial position of the Company as of the respective dates indicated thereon and the consolidated results of its operations and changes in cash flows for the periods indicated, except as otherwise noted therein (subject, in the case of unaudited statements, to normal year-end audit adjustments consistent with GAAP).

(c)                                  As of the date hereof the Company and its Subsidiaries have implemented and maintain a system of internal accounting controls designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.  As of the date hereof the Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) designed to ensure that information relating to the Company, including its consolidated Subsidiaries, required to be disclosed in the reports the Company files or submits under the Exchange Act is made known to the chief executive officer and the chief financial officer of the Company by others within those entities.

(d)                                 Neither the Company nor any of its Subsidiaries has any Liabilities which are required by GAAP to be set forth on the Company Financial Statements and are not set forth on the Company Financial Statements, other than Liabilities (i) reflected or reserved against in the Company Financial Statements, (ii) incurred on behalf of the Company in connection with this Agreement, (iii) incurred in the ordinary course of business consistent with past practice since December 29, 2007, or (iv) that are not reasonably likely to have a Company Material Adverse Effect or prevent or materially impair the consummation of the transactions contemplated by this Agreement.  Except as otherwise disclosed in the Company SEC Reports, neither the Company nor any of its Subsidiaries is a party to any material off-balance sheet arrangements (as defined in Item 303 of Regulation S-K promulgated under the Exchange Act).  As of the date hereof, the Company has not had any material dispute with Ernst & Young LLP regarding accounting matters or policies during any of its past two full fiscal years or during the current fiscal year that is currently outstanding or that has resulted in a past adjustment.  The Company has not had any material dispute with Ernst & Young LLP regarding accounting matters or policies during any of its past two full fiscal years or during the current fiscal year that is currently outstanding or that has resulted in any restatement of the Company Financial Statements.

Section 3.9                                      Absence of Certain Changes or Events.  Except as disclosed in the Company SEC Reports and except as specifically contemplated by, or as disclosed in, this Agreement, since December 29, 2007 through to the date of this Agreement, (i) the Company and its Subsidiaries have conducted their businesses in all material respects in the ordinary course of business consistent with past practice and (ii) there has not been:

(a)                                  any action that, if taken after the date of this Agreement, would constitute a breach of Sections 5.1(b)(i), (ii), (iii), (iv), (viii), (ix), (x), (xii), (xix) or (xx) or any agreement to take any such action; or

(b)                                 any event, change, circumstance or effect that, individually or in the aggregate, has had or would be reasonably likely to result in a Company Material Adverse Effect.

Section 3.10                                Taxes.

(a)                                  The Company and each of its Subsidiaries have filed with the appropriate Governmental Entities all material Tax Returns that are required to have been filed by it.  All such Tax Returns were true, correct and complete in all material respects.  All Taxes (whether or not shown as due on a Tax Return) that are required to have been paid by the Company and any of its Subsidiaries have been paid or are currently being disputed in good faith by appropriate proceedings.  Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any unfiled Tax Return.  No claim has been made in writing by a Governmental Entity in a jurisdiction where the Company or its Subsidiaries do not currently file Tax Returns that any such company is subject to taxation by that jurisdiction.  There are no security interests or other liens on any of the assets of the Company or its Subsidiaries that arose in connection with any failure (or alleged failure) to timely pay any Tax.  The most recent Company Financial Statements reflect a reserve in the amount required by GAAP for Taxes accruable by each of the Company and its Subsidiaries for all taxable periods through the date of such financial statements.

(b)                                 The Company and its Subsidiaries have timely withheld and paid to the appropriate Governmental Entity all material Taxes required to have been withheld and paid by the Company or its Subsidiaries in connection with amounts paid to any employee, independent contractor, creditor, stockholder or other Third Party.

(c)                                  There is no audit, dispute or other proceeding presently being conducted on, by or on behalf of the Company or its Subsidiaries concerning any material Tax Liability of the Company or any of its Subsidiaries raised by any Governmental Entity, and none of the Company nor its Subsidiaries has received written notice or otherwise has Knowledge of any pending or threatened audits or investigations relating to any Taxes of the Company or any of its Subsidiaries which have not been completed or terminated.

(d)                                 Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of assessment or collection of Taxes or agreed to, or requested, any extension of time for assessment or collection of any Tax, which waiver or extension is currently effective.

(e)                                  There are no agreements relating to the allocating or sharing of Taxes to which the Company or any of its Subsidiaries is a party the principal purpose of which is or was the allocation of Tax Liabilities computed on a consolidated, combined, unitary or similar basis among entities that have or will be required to compute their Tax Liability by filing Tax Returns on such a basis other than agreements solely among the Company and its Subsidiaries.

(f)                                    None of the Company or its Subsidiaries is or has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) or similar group of entities with which the Company or any of its Subsidiaries joined, or was or may be required to join, for any taxable period through the date hereof in making a consolidated federal income Tax Return or other Tax Return in which Tax Liability was or would be computed on a consolidated, combined, unitary or similar basis, and that would cause the Company or its Subsidiaries to be liable for Taxes of another Person pursuant to Treasury Regulations Section 1.1502-6(a) or any similar provision of Law, other than such a group of entities including only the Company, its Subsidiaries, and predecessors thereof.

(g)                                 Neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution qualifying (or intended to qualify) under Section 355 of the Code (or so much of Section 356 as relates to Section 355) since January 1, 2001.

(h)                                 Neither the Company nor any of its Subsidiaries has constituted either an “expatriated entity” within the meaning of Section 7874(a)(2)(A) of the Code or a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code.

(i)                                     Neither the Company nor any of its Subsidiaries has agreed, or is it required, to make any positive adjustment to income pursuant to Section 481(a) of the Code or any similar provision of Applicable Law on any Tax Return for any taxable period for which the Company or such Subsidiary has not yet filed a Tax Return by reason of a change in accounting method initiated by it or any other relevant party, and no Governmental Entity has proposed any change in accounting method in writing or, to the Knowledge of the Company, otherwise proposed any material change in accounting method that would have such effect, nor does the Company or any of its Subsidiaries have any application pending with any Governmental Entity requesting permission for any changes in accounting method that relates to the business or assets of the Company or any of its Subsidiaries that would require such an adjustment.

(j)                                     None of the Company or its Subsidiaries has been a beneficiary of, or participated in, any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1) that was, is, or, to the Knowledge of the Company, will ever be, required to be disclosed under Treasury Regulations Section 1.6011-4.  No Tax Return filed by or on behalf of the Company or its Subsidiaries has contained a disclosure statement under Section 6662 of the Code (or any similar provision of Law).

(k)                                  The Company has made available to Parent or its legal or accounting representative copies of all foreign, federal and state income Tax Returns for the Company and each of its Subsidiaries filed for all taxable periods ended on or after December 31, 2005.

(l)                                     No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings (including any request for permission with respect to a change in any accounting method) have been entered into, requested or issued by any Governmental Entity with respect to the Company or any of its Subsidiaries that would have any continuing effect in the determination of Tax Liability of the Company or any of its Subsidiaries in any taxable period for which a Tax Return has not been filed.

Section 3.11                                Officers, Directors, Employees and Affiliates.

(a)                                  Neither the Company nor any of its Subsidiaries is a party to or bound by any Employment Agreement and except as otherwise contemplated by Section 1.8 and Section 1.9, no severance or other payment will become due or benefits or compensation increase or accelerate as a result of the transactions contemplated by this Agreement, solely or together with any other event, including a subsequent termination of employment.

(b)                                 Except for compensation and benefits received in the ordinary course of business as an employee or director of the Company or its Subsidiaries, no director, officer or other Affiliate or Associate of the Company or any entity in which, to the Knowledge of the Company, any such director, officer or other Affiliate or Associate owns any beneficial interest (other than a beneficial interest in a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 5% of the stock of which is beneficially owned by any such Persons) is currently a party to or has any interest in (i) any partnership, joint venture, contract, arrangement or understanding with, or relating to, the business or operations of the Company or its Subsidiaries in which the amount involved exceeds $100,000 per annum, (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of the Company or its Subsidiaries, or (iii) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used in the business or operations of the Company or its Subsidiaries.

Section 3.12                                Company Benefit Plans.

(a)                                  Section 3.12(a) of the Company Disclosure Schedules sets forth a true and complete list of each Company Benefit Plan.

(b)                                 In respect of each Company Benefit Plan, a complete and correct copy of each of the following documents (if applicable) has been made available to Parent:  (i) the most recent plan documents or written agreement thereof, and all amendments thereto and all related trust or other funding vehicles with respect to each such Company Benefit Plan; (ii) the most recent summary plan description, and all related summaries of material modifications thereto;

(iii) the most recent Form 5500 (including schedules and attachments) and financial statements for the past three plan years; and (iv) the most recent IRS determination or opinion letter (if any).

(c)                                  Neither the Company nor any of its ERISA Affiliates maintains or is required to contribute to any Company Benefit Plan that (i) is or has been since January 1, 2002 a “multiemployer plan” as defined in Sections 3(37) of ERISA, (ii) is or has been since January 1, 2002, subject to the funding requirements of Section 412 of the Code or Title IV of ERISA, or (iii) provides for post-retirement medical, life insurance or other welfare-type benefits (other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar state law).

(d)                                 Each Company Benefit Plan intended to qualify under Section 401(a) of the Code and each related trust intended to qualify under Section 501(a) of the Code has either received a favorable determination or opinion letter from the IRS that takes into account all required amendments to such Company Benefit Plan through the date hereof or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Benefit Plan, and nothing has occurred that could reasonably be expected to materially and adversely affect any such determination or opinion.

(e)                                  The Company Benefit Plans have been established, maintained and administered in all material respects in accordance with their terms and Applicable Law.

(f)                                    Neither the Company nor any Subsidiary, any Company Benefit Plan, any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company or any Subsidiary, any Company Benefit Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Company Benefit Plan or any such trust could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code and there has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any Subsidiary or ERISA Affiliate relating to, or change in employee participation or coverage under, any Company Benefit Plan that would increase materially the expense of maintaining such Company Benefit Plan above the level or expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

(g)                                 There are no suits, actions, disputes, claims (other than routine claims for benefits), arbitrations, administrative or other proceedings of the IRS, the United States Department of Labor or any other Governmental Entity pending or, to the Knowledge of the Company, threatened with respect to any Company Benefit Plan or any related trust or other funding medium thereunder or with respect to the Company or its Subsidiaries as the sponsor or fiduciary thereof or with respect to any other fiduciary thereof, which would be reasonably likely to result in a material Liability to the Company or any Subsidiary.

(h)                                 None of the Company Benefit Plans is subject to any law or applicable custom of any jurisdiction outside of the United States.

(i)                                     Within the meaning of Section 280G of the Code, the Company and its Subsidiaries have not made any payments, are not obligated to make any payments, and are not a party to any contract, agreement, plan or arrangement requiring it to make payments to any person that would be a parachute payment as a result of any event connected with the acquisition of the Company by Parent contemplated by this Agreement.

Section 3.13                                Labor Relations.

(a)                                  Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, work rules or practices, or other labor-related contract.  There are no pending or, to the Knowledge of the Company, threatened organizational campaigns or activities, petitions, demands or other unionization activities seeking recognition of a collective bargaining unit or representation with respect to or involving any employees of the Company or any of its Subsidiaries, and no union claims to represent any such employees and there are no jurisdictional disputes between any unions with respect to such employees.  The Company has not received written notice during the past two years of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation Laws to conduct an investigation of or affecting the Company and, to the Knowledge of the Company, no such investigation is in progress.  In the past two years there has been no actual or, to the Knowledge of the Company, threatened labor dispute, strike, work stoppage or slowdown affecting the Company or any of its Subsidiaries.

(b)                                 The Company and its Subsidiaries are in compliance with Executive Order 11246 and all Applicable Laws respecting employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.

(c)                                  The Company and its Subsidiaries are not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

(d)                                 The Company and its Subsidiaries are in compliance with all notice and other requirements under the Workers’ Adjustment and Retraining Notification Act and any similar foreign, state or local Law relating to plant closings and layoffs.

Section 3.14                                Contracts and Commitments.

(a)                                  Except (w) as disclosed in the Company SEC Reports filed since December 29, 2007 and prior to the date hereof, (x) Classified Contracts, (y) this Agreement or (z) as otherwise listed on Section 3.14 of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to, is bound or affected by, or receives any benefits under, any:  (i) Government Prime Contract, Government Subcontract or other contract providing for (A) aggregate noncontingent payments by or to the Company or any of its Subsidiaries in excess of $1,000,000 annually or (B) potential payments by or to the Company or any of its Subsidiaries reasonably expected to exceed $1,000,000 annually; (ii) contract limiting the freedom of the Company (or, following the consummation of the transactions contemplated by this Agreement, would limit the freedom of Parent or any of its Affiliates) to engage in any line of business or sell, supply or distribute any service or product, or to compete with any entity or to conduct business in any geography, or to hire any individual or group of individuals or otherwise restrict future contracting set forth in the Government Contracts (including any contract clause, mitigation plan or other limitation with respect to “Organizational Conflicts of Interest” as that term is used in Federal Acquisition Regulation Subpart 9.5); (iii) contract providing for any joint venture, partnership or similar arrangement; (iv) indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of indebtedness or agreement providing for the borrowing of money or the guarantee of any such obligation (other than trade payables and instruments relating to transactions entered into in the ordinary course of business) which involves more than $1,000,000; (v) contract or commitment that could result in the payment by, or the creation of any commitment or obligation (absolute, contingent or otherwise) to pay on behalf of, the Company or any of its Subsidiaries of any severance, termination, “golden parachute,” or similar Liabilities related to termination of employment or otherwise as a result of the consummation of the transactions contemplated by this Agreement; (vi) settlement agreement or similar agreement with a Governmental Entity or Order to which the Company or any of its Subsidiaries is a party involving future performance by the Company or any of its Subsidiaries; (vii) Teaming Agreements related to pending bids or proposals or bids that are currently contemplated to be submitted by the Company for Government Contracts in which the Company has granted any exclusive rights, rights of first refusal, or rights of first negotiation to any person; (viii) contract that (accounting for all anticipated related indirect cost including selling general and administrative costs) could not reasonably be expected to be capable of performance in accordance with its terms without a material financial loss over the life of such contract; (ix) contract providing for the indemnification of any officer or director of the Company or any Subsidiary; or (x) contract otherwise required to be filed as an exhibit to an Annual Report on Form 10-K, as provided by Rule 601 of Regulation S-K promulgated under the Exchange Act.  Each contract of the type described in the immediately preceding sentence is referred to herein as a “Company Material Contract.”  A “Company Significant Contract” shall be defined as a Government Prime Contract, Government Subcontract or other contract, other than a Company Material Contract, that provides for aggregate noncontingent payments by or to the Company or any of its Subsidiaries in excess of $500,000 annually.  Notwithstanding anything in this Section 3.14(a), the terms, “Company Material Contract” and “Company Significant Contract” shall not include any contract that (i) is terminable upon 90 days’ or less notice without penalty or premium (other than a Government Contract), (ii) will be fully performed or satisfied or will expire as of or prior to the Closing or (iii) is solely between the Company and one or more of its Subsidiaries or is solely between the Company’s Subsidiaries.  The Company has heretofore made available to Parent a complete and correct copy of each Company Material Contract, including any amendments or modifications thereto.

(b)                                 Each Company Material Contract and each Company Significant Contract is valid and binding on the Company or any Subsidiaries of the Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect and the Company and each of its Subsidiaries have performed in all material respects all obligations required to be performed by them under each Company Material Contract and each Company

Significant Contract and, to the Knowledge of the Company, each other party to each Company Material Contract and each Company Significant Contract has performed in all material respects all obligations required to be performed by it under such Company Material Contract or Company Significant Contract, as applicable.  Neither the Company nor any of its Subsidiaries knows of, or has received notice of, any violation or default under (or any condition that with the passage of time or the giving of notice, or both, would cause such a violation of or default under) any Company Material Contract, Company Significant Contract or any other agreement or contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not be reasonably likely to have a Company Material Adverse Effect.

Section 3.15                                Intellectual Property.

(a)                                  The Company and each of its Subsidiaries owns, or is licensed under, or otherwise possesses valid and sufficient rights to use in all material respects the Intellectual Property necessary for the conduct of the business of the Company and Subsidiaries as currently conducted, free and clear of all Encumbrances; provided, that for purposes of this Section 3.15(a), Intellectual Property shall not be deemed to be subject to an Encumbrance solely because it is licensed to (as opposed to owned by) the Company or its Subsidiaries.

(b)                                 Section 3.15(b) of the Company Disclosure Schedules lists (i) all patents and pending patent applications and all registered applications for trademarks and material unregistered trademarks, trade names and service marks, and all registered copyrights, and material unregistered copyrights, software, and domain names included in the Company Intellectual Property, including, to the extent applicable, the jurisdictions in which each such Company Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all material licenses, sublicenses and other agreements to which the Company or any Subsidiary of the Company is a party and pursuant to which any person is authorized to use or has an option to obtain and/or has the right to use any Company Intellectual Property, and (iii) all material licenses, sublicenses and other agreements as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any material Intellectual Property of any Third Party (other than standard-form end user license agreement, shrink wrap agreements, click-through agreements or other similar license agreements for commercially available off-the-shelf software).  The Company or one of its Subsidiaries is the record owner of all registered Intellectual Property listed in Section 3.15(b) of the Company Disclosure Schedule and all application, renewal and maintenance fees and filings in relation thereto have been paid and filed to the extent required.  Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any Third Party, is in material violation, material breach or material non-compliance of any license, sublicense or agreement described in the foregoing Sections 3.15(b)(ii) and (iii).  Except as otherwise described in Section 3.15(b) of the Company Disclosure Schedules, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (A) cause the Company or any of its Subsidiaries to be in material violation or material default under any such license, sublicense or agreement described in Section 3.15(b) of the Company Disclosure Schedules, (B) result in the termination or modification of, or entitle any other party to, any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement or

(C) cause a material loss or impairment of the Company or any of its Subsidiaries’ right to use any Intellectual Property currently used in their respective businesses.

(c)                                  To the Knowledge of the Company, there is no material unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property rights by any Third Party, including any employee or former employee of the Company or any of its Subsidiaries.

(d)                                 Neither the Company nor any of its Subsidiaries is a party to any suit, action, claim or proceeding that involves a claim of infringement by the Company or any of its Subsidiaries of any Intellectual Property of any Third Party nor, to the Knowledge of the Company, is any such suit, action or proceeding being threatened against the Company or any of its Subsidiaries.  To the Knowledge of the Company, neither the conduct of the business of the Company and each of its Subsidiaries as currently conducted nor the development, manufacture, sale, licensing or use of any of the services or products of the Company or any of its Subsidiaries as now provided, developed, manufactured, sold, licensed or used infringes on any Intellectual Property of any Third Party.  No Third Party has notified the Company that it is challenging the ownership by the Company or any of its Subsidiaries, or the validity of, any of the Company Intellectual Property.  Neither the Company nor any of its Subsidiaries is bringing any action, suit or proceeding for infringement of the Company Intellectual Property or breach of any license or agreement involving Company Intellectual Property against any Third Party.  To the Knowledge of the Company there is no basis for a claim regarding any of the foregoing matters in this Section 3.15(d).

(e)                                  All employees and consultants engaged by the Company and its Subsidiaries and who, in connection with their employment with the Company or any of its Subsidiaries, have created any Intellectual Property used in the Company’s and/or its Subsidiaries’ business, have executed written contracts assigning all right, title and interest to all such Intellectual Property and other work product to the Company or its Subsidiaries (as applicable).

(f)                                    The Company and its Subsidiaries have taken reasonable steps to protect, preserve and maintain the confidentiality and secrecy of, and restrict the improper use of their trade secrets and confidential information.  Such steps have included requiring their employees and persons having access to trade secrets and confidential information to execute written non-disclosure agreements that protect such trade secrets and confidential information.  To the Knowledge of the Company, (x) no material trade secret or confidential information has been disclosed or authorized to be disclosed to any third party other than pursuant to a non-disclosure agreement that adequately protects such trade secret and confidential information, and (y) no party to any such non-disclosure agreement is in breach or default thereof.

(g)                                 The Company and each of its Subsidiaries have implemented reasonable technical and physical security measures customary in the industry in which the Company and its Subsidiaries operate to protect their computer, software and information technology equipment, infrastructure and networks against unauthorized access, use, modification, disclosure, loss or other misuse.  To the Knowledge of the Company, there has been no such unauthorized access, use, modification, disclosure, loss or other misuse in the past two years that has materially and adversely affected the Company’s and its Subsidiaries’ business, taken as a whole.

Section 3.16                                Environmental Matters.

(a)                                  The Company and its Subsidiaries are in compliance with all Environmental Laws, except such non-compliance that, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect, and, since April 1, 2007, neither the Company nor any of its Subsidiaries has received any communication (written or oral), that alleges that the Company or any of its Subsidiaries is, or may be, in material violation of, or has any material liability under, any Environmental Law.

(b)                                 The Company and its Subsidiaries have obtained, maintained and complied with all Permits necessary under any Environmental Law for them to own, lease or operate their respective assets and to carry on their respective businesses as presently conducted, except for such Permits the failure to obtain, maintain or comply with, that individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect.  All material Permits currently held by the Company and its Subsidiaries pursuant to applicable Environmental Laws are identified in Section 3.16(b) of the Company Disclosure Schedules.

(c)                                  There are no Environmental Claims pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries, that, individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect.

(d)                                 To the Knowledge of the Company, there have been no Releases of any Hazardous Material that could reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(e)                                  To the Company’s Knowledge, any properties owned, operated or leased by the Company and its Subsidiaries do not contain any:  underground storage tanks; asbestos; polychlorinated biphenyls (PCBs); underground injection wells; radioactive materials; or septic tanks or waste disposal pits in which process wastewater or any Hazardous Materials have been discharged or disposed, in each case under circumstances that have resulted in or would be reasonably likely to result in liability of the Company or any of its Subsidiaries under any applicable Environmental Laws.

(f)                                    As used in this Agreement:

“Environmental Claim” means any and all administrative, regulatory or judicial suits, claims, actions, proceedings, investigations, Orders, demands, Encumbrances or written notices of noncompliance or violation (written or oral), in any such case, by or from any person alleging any liability including potential liability for costs of investigations, remediation or governmental response or cleanup, natural resources damages, property damages, personal injuries, penalties, contribution, indemnification and injunctive relief, arising out of, based on or resulting from (i) the failure to comply with any Environmental Law, or (ii) the presence or Release of, or threatened Release of, or exposure to, any Hazardous Materials;

“Environmental Laws” means all applicable supranational, national, federal, state, local and municipal (whether domestic or foreign) and common Laws and regulations, Orders, or Permits issued, promulgated or entered into by or with any Governmental Entity, relating to pollution or protection of human health or the environment, including Laws relating to the exposure to, or Releases or threatened Releases of, Hazardous Materials, and all laws relating to natural resources or protection of endangered or threatened species, and safety to the extent relating to the handling of or exposure to Hazardous Materials;

“Hazardous Materials” means any petroleum or petroleum products, radioactive materials or wastes, friable asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls, and any other chemical, material, substance or waste regulated under any applicable Environmental Law as toxic or hazardous; and

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

Section 3.17                                Insurance Policies.  The Company and its Subsidiaries maintain insurance with insurers with a general policy rating of A or better by A.M. Best Company for the business and assets of the Company and its Subsidiaries against all risks normally insured against, and in amounts normally carried by, corporations of similar size engaged in similar lines of business.  All insurance policies and bonds with respect to the business and assets of the Company and its Subsidiaries are in full force and effect, and the Company and its Subsidiaries have not reached or exceeded their policy limits for any insurance policies in effect at any time during the past five years.

Section 3.18                                Government Contracts.

(a)                                  To the Company’s Knowledge, (i) none of the employees of the Company or its Subsidiaries is or during the last two years has been (except as to routine security investigations) under administrative, civil or criminal investigation, indictment or information by the U.S. Government, (ii) there is not any material pending audit or investigation of the Company or its Subsidiaries or any of their directors or employees with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract, (iii) there are no material disputes with respect to the Company and its Subsidiaries with the U.S. Government under the Contract Disputes Act of 1978, as amended, or any other federal statute during the last two years, and (iv) neither the Company nor its Subsidiaries has made a voluntary disclosure with respect to any alleged material irregularity, material misstatement or material omission arising under or relating to any Government Contract, bid or offer of the Company or its Subsidiaries.

(b)                                 To the Company’s Knowledge, no reasonable basis exists to give rise to a claim by a Governmental Entity for fraud (as such concept is defined under the state or federal Laws of the United States) in connection with any Government Contract.

(c)                                  Since January 1, 2005, neither any Governmental Entity, nor any prime contractor, subcontractor or other person or entity has notified the Company or any of its Subsidiaries in writing that the Company or any Subsidiary has, or may have, breached or violated in any material respect any Law, certification or representation pertaining to a Government Contract.

(d)                                 No payment due to the Company or any of its Subsidiaries pertaining to a Government Contract has been withheld or set off in a material amount, nor has any claim been made to withhold or set off payment, and the Company or any of its Subsidiaries is entitled to all progress or other payments received to date with respect thereto.

(e)                                  To the Company’s Knowledge, all facts set forth or acknowledged by any representations, claims or certifications submitted by or on behalf of the Company or any of its Subsidiaries in connection with Government Contracts were accurate and truthful in all material respects as of their effective date.

(f)                                    The Company and its Subsidiaries have complied in all material respects with all terms and conditions of Government Contracts, including all clauses, provisions and requirements incorporated expressly by reference or by operation of Law therein, and any Law relating to the safeguarding of, and access to, classified information (or, in the case of Government Contracts governed by Laws other than the state or federal Laws of the United States, the functional equivalent thereof, if any).

(g)                                 The pricing, estimating and procurement systems relating to the Government Contracts have been disclosed to the U.S. Government in compliance in all material respects with all applicable Laws, regulations, and procedures, including the Federal Acquisition Regulation (48 CFR Chapter 1) and the Defense Federal Acquisition Regulations (48 CFR Chapter 2).

(h)                                 None of the Company, its Subsidiaries, any of their respective directors or officers or, to the Company’s Knowledge, their other employees is (or during the last two years has been) suspended, debarred, or proposed for debarment from doing business with the U.S. Government or is (or during such period was) the subject of a finding of non-responsibility or ineligibility for U.S. Government contracting, and to the Company’s Knowledge, no facts or circumstances exist that would warrant the institution of suspension or debarment proceedings or the finding of non-responsibility or ineligibility on the part of the Company or any of its Subsidiaries or any of their respective directors or officers.

(i)                                     The Company has not received any notice of termination for convenience, notice of termination for default, cure notice or show cause notice pertaining to any Government Contract, provided that this clause shall not apply to any notice received more than 24 months prior to the date of this Agreement, or which notice related to a program that is no longer ongoing as of the date of this Agreement.

(j)                                     On or prior to the date hereof, the Company has provided to U.S. Parent a true, complete and accurate list of all Government Contracts (other than Classified Contracts), the performance of which require that the Company or any Company Subsidiary have access to proscribed classified information as defined in the NISPOM (i.e., Top Secret, Restricted Data, Special Access Program, Sensitive Compartmental Information and Communication Security (except classified keys used for data transfers)).

Section 3.19                                Security Clearances.  The Company has the proper procedures to conduct business of a classified nature up to the level of its present clearances.  The levels and locations of facility clearances are set forth on Section 3.19 of the Company Disclosure Schedules.  The Company is in compliance with applicable agency security requirements, as appropriate, and has in place proper procedures, practices and records to maintain security clearances necessary to perform its current Government Contracts.

Section 3.20                                Real Property.

(a)                                  Section 3.20(a) of the Company Disclosure Schedules identifies a complete, accurate and current list, including the address or other description, of all real property leased or operated by the Company and its Subsidiaries (including all leasehold, subleasehold, ground leasehold, or other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property) (the “Leased Property”).  Neither the Company nor any of its Subsidiaries owns any fee simple interest in real property.

(b)                                 The Company and its Subsidiaries have good and valid leasehold estates in the Leased Property, free and clear of any and all liens and not subject to any rights of way, easements, restrictive covenants, declarations and Laws affecting building use or occupancy or reservations of any interest in title.

(c)                                  Complete, accurate and current copies of the documents under which the Leased Property is leased or operated (the “Lease Documents”) have been delivered or made available to Parent or U.S. Parent and there are no other Company Material Contracts between or among the Company and its Subsidiaries with respect to the Leased Property or otherwise relating to the use and occupancy of the Leased Property.  With respect to each Lease Document, (i) each party named therein has fully performed its material obligations thereunder and is not in default thereunder, (ii) no material defaults (whether or not subsequently cured) are currently alleged thereunder, by or against either party, and no event has occurred or failed to occur or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a default, or permit the termination, modification or acceleration of rent under such Lease Document and (iii) such Lease Document is a valid and binding obligation of the Company or its Subsidiary, as applicable, and, to the Company’s Knowledge, is a valid and binding obligation of each other party thereto, and is in full force and effect, has not been modified or amended in any way, and is enforceable in accordance with its terms.

(d)                                 Other than options, rights of first refusal or similar arrangements in favor of the Company or any of its Subsidiaries under any Lease Documents, neither the Company nor any of its Subsidiaries has entered into any contract, arrangement or understanding with respect to the future ownership, development, use, occupancy or operations of any real property.

(e)                                  Except as set forth in Section 3.20(e) of the Company Disclosure Schedule, the premises demised pursuant to the Lease Documents are in good condition and repair in all material respects, subject to reasonable wear and tear, and there are no facts or conditions affecting any of the demised premises that would materially and adversely interfere with the use or occupancy thereof in the operation of the business presently conducted therefrom.

Section 3.21                                Brokers.  No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, its Subsidiaries or any of their respective directors, officers or employees.  As of the date of this Agreement, the estimated third party fees and expenses incurred and to be incurred by the Company in connection with the Merger and the other transactions contemplated by this Agreement are set forth on Section 3.21 of the Company Disclosure Schedules.

Section 3.22                                Company Financial Advisor Opinion.  The Company Board of Directors has received the opinion of the Company Financial Advisor to the effect that, as of the date of such opinion, the consideration to be received in the Merger by the holders (other than Parent and its Affiliates) of Shares pursuant to this Agreement is fair, from a financial point of view, to such holders (the “Fairness Opinion”).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT, U.S. PARENT AND MERGER SUB

Parent, U.S. Parent and Merger Sub, jointly and severally, represent and warrant to the Company as of the date of this Agreement as follows:

Section 4.1                                      Organization and Good Standing.   Parent is a public limited company duly organized and validly existing under the laws of England and Wales, U.S. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each of Parent, U.S. Parent and Merger Sub (i) has full corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted, and (ii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed, individually or in the aggregate, would not be reasonably likely to have a Parent Material Adverse Effect.

Section 4.2                                      Authority for Agreement.  Each of Parent, U.S. Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement.  The execution, delivery and performance by Parent, U.S. Parent and Merger Sub of this Agreement, and the consummation by Parent, U.S. Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent, U.S. Parent or Merger Sub, and no other votes or approvals of any class or series of capital stock of Parent, U.S. Parent or Merger Sub, are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby (other than the adoption of this Agreement by U.S. Parent as sole stockholder of Merger Sub, provided that U.S. Parent shall adopt this Agreement immediately after execution).  This Agreement has been duly executed and delivered by Parent, U.S. Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent, U.S. Parent and Merger Sub enforceable against Parent, U.S. Parent and Merger Sub in accordance with its terms, except as enforcement thereof may be limited against Parent, U.S. Parent or Merger Sub by (a) bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights or remedies in general as from time to time in effect or (b) the exercise by courts of equity powers.

Section 4.3                                      No Conflict; Required Filings and Consents.

(a)                                  The execution and delivery of this Agreement by Parent, U.S. Parent and Merger Sub do not, and the performance of this Agreement by Parent, U.S. Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with or violate Parent’s or U.S. Parent’s organizational or charter documents, or the equivalent charter documents of Merger Sub, (ii) conflict with or violate any Law applicable to Parent or its Subsidiaries or by which any material property or asset of Parent or any of its Subsidiaries is bound or affected, or (iii) result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations, or result (immediately or with notice or lapse of time or both) in the creation of an Encumbrance on any material property or asset of Parent or its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries, or any material property or asset of Parent or any of its Subsidiaries, is bound or affected, except in the case of clauses (ii) and (iii) above for any such conflicts, violations, breaches, defaults or other occurrences, individually or in the aggregate, that would not be reasonably likely to have a Parent Material Adverse Effect.

(b)                                 The execution and delivery of this Agreement by Parent, U.S. Parent and Merger Sub do not, and the performance of this Agreement, through and including the Effective Time, by Parent, U.S. Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or registration or qualification with, any Governmental Entity, except for applicable requirements, if any, of (i) the Securities Act, (ii) the Exchange Act, (iii) any Antitrust Law, (iv) Exon-Florio, (v) the filing and recordation of the Certificate of Merger, as required by the DGCL, and (vi) such other items required solely by reason of the participation of Parent (as opposed to any United States domiciled entity) in the transactions contemplated hereby.

(c)                                  Following the Effective Time, the operation and performance of the Government Contracts of the Surviving Corporation will require (i) approval of DSS to operate the business of the Company pursuant to U.S. Parent’s Special Security Agreement (“SSA”) or such other arrangement requested by DSS, and (ii) the absence of indications from any customer with respect to certain Government Contracts that such customer will not grant or support a favorable National Interest Determination to or for the benefit of the Company after the Merger in response to the request for such National Interest Determination (or similar determinations under any applicable national or industrial security regulations) in accordance with the NISPOM, authorizing access to proscribed or other information by the Company following the Closing as may be necessary for the Company to continue to perform such Government Contracts.

Section 4.4                                      Litigation.  There are no suits, actions or proceedings pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, including Merger Sub, which question the validity of this Agreement or seek to prohibit, enjoin or otherwise challenge the transactions contemplated under this Agreement.

Section 4.5                                      Available Funds.  Parent will have available, as of the date all of the conditions to Parent’s obligation to close pursuant to Sections 6.1 and 6.2 have been satisfied (other than those conditions that by their nature are to be satisfied by action taken at the Closing, provided that such conditions are capable of being satisfied) (the “Financing Date”), all funds necessary for the payment to the Paying Agent of the aggregate Merger Consideration and to satisfy all of the obligations of Parent and its Affiliates under this Agreement and to pay all related fees and expenses.  Parent has previously provided to the Company a true, accurate and complete copy of a draft commitment and mandate letter (as the same may be modified before execution) (the “Draft Commitment Letter”) from the lenders named therein in connection with funding the transactions contemplated by this Agreement (the “Financing”).  Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of the closing to be satisfied by it contained in the Draft Commitment Letter or that the Financing will not be made available to Parent as of the Effective Time.

Section 4.6                                      Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, U.S. Parent or Merger Sub or any of their respective directors, officers or employees, for which the Company may become liable.

Section 4.7                                      Interim Operations of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and Merger Sub has engaged in no business other than in connection with the transactions contemplated by this Agreement.

Section 4.8                                      Ownership of Shares.  None of Parent or any of Parent’s “Affiliates” or “Associates” directly or indirectly “owns,” and at all times during the three-year period prior to the date of this Agreement, none of Parent or any of Parent’s “Affiliates” or “Associates” directly or indirectly has “owned,” beneficially or otherwise, any of the Shares, and none of Parent, U.S. Parent or Merger Sub is, nor at any time during the three-year period prior to the date hereof has been, an “interested stockholder,” as those terms (in quotation marks) are defined in Section 203 of the DGCL.

ARTICLE V

COVENANTS

Section 5.1                                      Conduct of Business by the Company Pending the Merger.

(a)                                  The Company covenants and agrees that between the date of this Agreement and the Effective Time, unless Parent shall otherwise agree in writing (and except as set forth on Section 5.1(a) of the Company Disclosure Schedules or as otherwise expressly contemplated, permitted or required by this Agreement), the Company shall and shall cause each of its Subsidiaries to, (i) maintain its existence in good standing under Applicable Law, (ii) subject to the restrictions and exceptions set forth in Section 5.1(b) or elsewhere in this Agreement, conduct its business and operations only in the ordinary course of business, (iii) maintain its books, accounts and records and otherwise comply in all material respects with Applicable Laws and (iv) use reasonable best efforts to preserve substantially intact its business organizations, to keep available the services of its current officers and key employees and to preserve the current relationships of the Company and its Subsidiaries with customers, suppliers, distributors and other Persons with which the Company or any of its Subsidiaries has business relations, except where the failure to preserve such current relationships occurs in the ordinary course of business.

(b)                                 Without limiting the foregoing, the Company covenants and agrees that between the date of this Agreement and the Effective Time, the Company shall not and shall cause each of its Subsidiaries not to (except as expressly contemplated, permitted or required by this Agreement, as set forth on the applicable subsection of Section 5.1(b) of the Company Disclosure Schedules or with the prior written approval of Parent):

(i)            amend the Company Certificate of Incorporation or Company Bylaws or equivalent organizational documents of the Company’s Subsidiaries;

(ii)           declare, set aside, make or pay any dividends or other distributions (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock;

(iii)          adjust, split, combine or reclassify any of its capital stock or that of its Subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or that of its Subsidiaries;

(iv)          repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its or its Subsidiaries’ capital stock or any Company Stock Rights (except pursuant to restricted stock award agreements outstanding on the date hereof);

(v)           issue, deliver or sell, pledge or encumber any shares of its or its Subsidiaries’ capital stock or any Company Stock Rights (other than the issuance of Shares upon the exercise of Company Stock Options outstanding as of the date of this Agreement);

(vi)          take any action that would reasonably be expected to result in any of the conditions set forth in ARTICLE VI not being satisfied or that would materially impair the ability of the Company to consummate the Merger in accordance with the terms hereof or materially delay such consummation;

(vii)         incur, create, assume or otherwise become liable for any indebtedness for borrowed money, other than indebtedness of the Company’s Subsidiaries to the Company or any of its wholly-owned Subsidiaries and short-term borrowings under existing lines of credit (or under any refinancing of such existing lines) incurred in the ordinary course of business consistent with prior practice or assume, guaranty, endorse or otherwise become liable or responsible for the obligations of any other Person;

(viii)        make any loans, advances or capital contributions to or investments in any other Person (other than by the Company or any of its Subsidiaries to or in the Company or any of its Subsidiaries, with respect to any employee travel expenses or with respect to the Company’s computer loan program benefit);

(ix)           merge or consolidate with any other entity or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization;

(x)            change its accounting methods, principles or practices used in the preparation of the most recent Company Financial Statements, except as required by GAAP or Applicable Laws;

(xi)           alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to present or former employees, directors or Affiliates of the Company, other than the hiring of non-officer employees in the ordinary course of business consistent with past practices and any alterations or amendments (A) made with respect to non-officers and non-directors in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company or (B) as expressly contemplated by Section 1.8 and Section 1.9 of this Agreement;

(xii)          sell, license, mortgage, transfer, lease, pledge or otherwise subject to any Encumbrance or otherwise dispose of any material properties or assets (including Intellectual Property or stock or other ownership interests of its Subsidiaries);

(xiii)         acquire any material business, assets or securities or enter into any joint venture, partnership agreement, strategic alliance agreement or similar agreement (other than Teaming Agreements or similar agreements entered into in the ordinary course of business consistent with past practice);

(xiv)        make any capital expenditure, capital addition or capital improvement in amounts exceeding $500,000 in any individual occurrence or $2,000,000 in the aggregate;

(xv)         (A) enter into any contract, agreement or commitment of a character that is, or would reasonably be expected to be, material to the Company and its Subsidiaries taken as a whole, except that the Company may enter into any contract, agreement or commitment in the ordinary course of business consistent with past practice or (B) terminate, renew or amend in any material respect any contract, agreement or commitment that is, or would reasonably be expected to be, material to the Company and its Subsidiaries taken as a whole, except for terminations, renewals, or amendments of contracts in the ordinary course of business consistent with past practice;

(xvi)        waive, release or assign any material rights, claims or benefits of the Company or any Subsidiary under any Company Material Contract or Company Significant Contract;

(xvii)       enter into any contract which, if it existed on the date hereof, would have been a Company Material Contract or Company Significant Contract, or submit any bid for a Government Contract that (A) would, under the federal rules covering Organizational Conflicts of Interest (as that term is used in Federal Acquisition Regulation Subpart 9.5), or otherwise, limit Parent, U.S. Parent or the Surviving Corporation from engaging in any line of business, competing with any Person or selling any product or service; (B) is reasonably expected to result in annual revenues of $20,000,000 or more; or (C) is reasonably expected to result in a margin to the Company of an amount that is less than the anticipated margin of such contract disclosed by the Company to Parent or U.S. Parent prior to the date hereof;

(xviii)      waive or release any rights that are material to the Company and its Subsidiaries, taken as a whole, or pay, discharge or satisfy any claims, liabilities or obligations that are, or would reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole, before the same come due in accordance with their terms, except in either case other than the payment, discharge and satisfaction in the ordinary course of business of liabilities reflected on or reserved for in the Company Financial Statements included in the Company’s Form 10-Q for the quarter ended June 28, 2008 or otherwise incurred in the ordinary course of business, consistent with past practice;

(xix)         settle or compromise any material pending or threatened suit, action or proceeding;

(xx)          terminate any material insurance policy (or fail to replace such policy with an equivalent replacement policy, taking into account the cost and availability of such insurance, deductibles and retentions) covering the Company, its Subsidiaries or their assets;

(xxi)         make, amend or rescind any material Tax election not consistent with prior practice, settle or compromise any material Tax Liability or fail to file any material Tax Return when due, fail to cause such Tax Returns when filed to be complete and accurate in all material respects, or file any material amendment to any previously filed Tax Returns or change any material Tax accounting method; or

(xxii)        agree to take any of the actions described in this Section 5.1(b).

Section 5.2                                      Access to Information and Employees.  Upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel and other Representatives of Parent, reasonable access at normal business hours, during the period prior to the Effective Time, to all of the Company’s and its Subsidiaries’

properties, books, commitments and records.  The Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning the Company’s and its Subsidiaries’ business, properties and personnel as Parent may reasonably request, and shall make available to Parent the appropriate individuals (including the Company’s and any of its Subsidiaries’ officers, employees, agents, attorneys, accountants and other professionals) for discussion of the business, properties and personnel of the Company and the Subsidiaries of the Company as Parent may reasonably request.  Parent shall keep all information obtained pursuant to this Section 5.2 confidential in accordance with the terms of the Confidentiality Agreement between U.S. Parent and the Company.  Notwithstanding the foregoing, none of Parent, U.S. Parent or Merger Sub or any of their respective Representatives shall (i) contact or have any discussions with any of the employees, agents or Representatives of the Company or any Subsidiary, unless in each case Parent obtains the prior consent of the Company, which shall not be unreasonably withheld; (ii) contact or have any discussions with respect to the Company or its Subsidiaries with any of the landlords/sublandlords, customers, suppliers or licensees of the Company or its Subsidiaries, unless in each case Parent obtains the prior consent of the Company, which shall not be unreasonably withheld; or (iii) perform any onsite procedure or investigation (including any onsite environmental investigation or study) without the Company’s prior written consent.  Parent shall schedule and coordinate all inspections with the Company and shall give the Company written notice thereof a reasonable amount of time in advance of any such inspections, setting forth the inspection or materials that Parent or its Representatives intend to conduct.  The Company shall be entitled to have Representatives present at all times during any such inspection.   Notwithstanding the foregoing, neither the Company nor any Subsidiary of the Company shall be required to provide access to any information, property or personnel if (i) the Company believes in good faith that such access is subject to any confidentiality obligations or would be reasonably likely to jeopardize the Company’s attorney-client, work product or similar legal privilege or restrictions on the disclosure of government-classified information; or (ii) any Applicable Law (including U.S. and international antitrust or competition laws) requires the Company to restrict or prohibit access to any such information, properties or personnel.

Section 5.3                                      Reasonable Best Efforts; Notification.

(a)                                  Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, U.S. Parent, Merger Sub and the Company agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Transaction Documents, including (i) obtaining all necessary, proper or advisable actions or non-actions, waivers, consents, qualifications and approvals from Governmental Entities and making all necessary, proper or advisable registrations, filings and notifications and taking all reasonable steps as may be necessary to obtain an approval, clearance, non-action letter, waiver or exemption from any Governmental Entity (including under the HSR Act and Exon-Florio); (ii) obtaining all necessary, proper or advisable consents, qualifications, approvals, waivers or exemptions from non-governmental Third Parties; and (iii) executing and delivering any additional documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, the Transaction Documents.

(b)           Without limiting the foregoing, (i) each of the Company, Parent, U.S. Parent and Merger Sub shall use its reasonable best efforts to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and any other required submissions under the HSR Act that the Company or Parent determines should be made, in each case with respect to the Merger and the transactions contemplated hereby, and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable; (ii) each of the Company, Parent, U.S. Parent and Merger Sub shall use its reasonable best efforts to (A) submit to the Committee on Foreign Investment in the United States (“CFIUS”) (x) a draft voluntary joint Exon-Florio notification as soon as practicable, but in any event no later than 10 Business Days following the date hereof and (y) a final Exon-Florio notification within 15 Business Days after submission of the draft notification pursuant to clause (x), (B) as soon as practicable, prepare and submit to the Defense Security Service of the United States Department of Defense (“DSS”) and, to the extent applicable, any other agency of the U.S. Government, notification of the transactions contemplated hereby pursuant to the National Industrial Security Program Operating Manual (“NISPOM”) and any other applicable national or industrial security regulations, and fully cooperate with U.S. Parent in requesting from DSS approval to operate the business of the Company and (C) make any other submissions under Exon-Florio that are requested by CFIUS to be made or which the Company and Parent mutually agree should be made as soon as practicable following the date hereof, in each case, in connection with this Agreement and the transactions contemplated hereby; and (iii) Parent, U.S. Parent, Merger Sub and the Company shall cooperate with one another (A) in promptly determining whether any other filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other federal, state or foreign Law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to the Company’s business in connection with the consummation of the transactions contemplated by this Agreement and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers.  If, at the end of the initial 30 day review under Exon-Florio, CFIUS offers the parties an opportunity to withdraw and resubmit their final Exon-Florio notification in order to avoid an investigation, and either the Company or Parent opts to request withdrawal and resubmission in response to such offer by CFIUS, then the other party shall agree to join the request for withdrawal and resubmission at the end of the initial 30 day review and immediately resubmit their final Exon-Florio notification.

(c)           The Company, Parent, U.S. Parent, and Merger Sub shall cooperate with each other in connection with the making of all such filings, including furnishing to the others such necessary information and reasonable assistance as a party may request in connection with its preparation of any filing or submission that is necessary or allowable under applicable competition or other Law or requested by any competition authorities.  The Company, Parent, U.S. Parent, and Merger Sub shall use their respective reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Law (including all information required to be included in the Company Disclosure Documents) in connection with the transactions contemplated by this Agreement.  Each party hereto shall (i) give the other parties hereto prompt notice upon obtaining Knowledge of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) keep the other parties hereto informed as to the status of any such request, inquiry, investigation, action or legal proceeding, and (iii) promptly inform the other parties hereto of any material communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice, any foreign competition authority or any other Governmental Entity regarding the Merger or any of the other transactions contemplated by this Agreement.  The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals to be made or submitted by or on behalf of any party hereto, including reasonable access to any materials submitted pursuant to any Second Request or in connection with any other proceedings under or relating to any Antitrust Law.  Any party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other parties under this section as “outside counsel only.”  Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials.  In addition, except as may be prohibited by any Governmental Entity or by any Law, each party hereto will permit authorized Representatives of the other parties to be present at each meeting or telephone conference with representatives of any Governmental Entity relating to any such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such request, inquiry, investigation, action or proceeding.

(d)           Without limiting any other obligations of Parent hereunder, Parent and U.S. Parent shall agree to the acceptance of any restrictions or conditions imposed by any Governmental Entity on (i) the conduct or structure of any business or operations of the Company or any of its Subsidiaries, (ii) access by Parent to technology, operations, products or other activities of the Company or any of its Subsidiaries or (iii) such other restrictions or conditions imposed on the operations of the Company or any of its Subsidiaries or limitations on Parent’s control of the Company or any of its Subsidiaries, in each case as a result or consequence of the CFIUS review or review under Antitrust Laws.  Notwithstanding any other provision in this Agreement to the contrary, (A) none of Parent, U.S. Parent or the Company shall be required to agree to any restrictions or conditions which would have (x) a Company Material Adverse Effect, or (y) an Effect that is materially adverse to the business of Parent and its Subsidiaries, taken as a whole, or the business of U.S. Parent and its Subsidiaries, taken as a whole, and (B) neither Parent nor U.S. Parent, nor any of their respective Affiliates, shall be required to litigate, pursue or defend any filed lawsuit or formal administrative proceeding by any Governmental Entity challenging the transactions contemplated by this Agreement as violative of any Antitrust Laws.  As used in this Section 5.3, the term “Company Material Adverse Effect” shall be defined without regard to (x) the exceptions in clause (D) of the first proviso to the definition of such term in Section 8.3 and (y) the exception in clause (i) of the second proviso to the definition of such term in Section 8.3, and, for the avoidance of doubt, the matters described in such exceptions shall be taken into account in determining whether there has been a Company Material Adverse Effect for purposes of this Section 5.3(d).

(e)                                  To the extent reasonably requested by U.S. Parent, the Company shall use its best efforts to work together with U.S. Parent to obtain assurances that, in accordance with the NISPOM, the Surviving Corporation will be granted National Interest Determinations required for authorizing continued access to proscribed or other classified or unclassified controlled information following the Effective Time to the extent necessary for the Surviving Corporation to continue to perform certain of the Company’s Government Contracts; provided, however, that the Company shall not be required to use or otherwise engage direct charge personnel in the furtherance hereof.  For the avoidance of doubt, Parent, U.S. Parent and Merger Sub shall continue to be obligated to consummate the Merger on the terms contemplated by this Agreement and subject only to the satisfaction or waiver of the conditions set forth in ARTICLE VI, regardless of whether (x) Parent, U.S. Parent or Merger Sub receives DSS approval to operate under U.S. Parent’s SSA under the NISPOM or such other arrangement requested by DSS or (y) indications are received from any customer with respect to any Government Contract that such customer will not grant or support a favorable National Interest Determination to or for the benefit of the Company after the Merger in response to the request for such National Interest Determination (or similar determinations under any applicable national or industrial security regulations) in accordance with the NISPOM.

(f)                                    Each of the Company, on the one hand, and Parent, U.S. Parent and Merger Sub, on the other, shall, to the extent permitted by Applicable Law and subject to all privileges (including the attorney client privilege), promptly (and in any event within two Business Days) notify the other party in writing of:

(i)            any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii)           any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;

(iii)          any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any of the representations and warranties contained herein, or that relate to the consummation of the transactions contemplated by this Agreement;

(iv)          any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that would reasonably be expected to cause the conditions set forth in ARTICLE VI hereto not to be satisfied; and

(v)           any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

(g)                                 In the event that the Company earnings announcement for either the third quarter or fourth quarter of 2008 would be lower than the Company’s then published earnings guidance, the Company shall provide notice of such event to Parent at least two Business Days prior to the scheduled announcement of earnings for the Company’s third quarter or fourth quarter of 2008, as applicable.  Any notice provided pursuant to this Section 5.3(g) shall be deemed “Evaluation Material” under the terms of the Confidentiality Agreement.

Section 5.4                                      Proxy Statement.

(a)                                  As promptly as practicable after the date hereof, the Company shall, in consultation with U.S. Parent, prepare and file with the SEC preliminary proxy materials that shall constitute the Proxy Statement.  The Company agrees that none of the information supplied by the Company or any of its Subsidiaries for inclusion in the Proxy Statement will, at the date first mailed to the Company Stockholders and at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Proxy Statement shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the information supplied by or on behalf of Parent, U.S. Parent or Merger Sub or any of their respective Representatives that is contained in the Proxy Statement.  Parent and U.S. Parent agree that none of the information supplied by them for inclusion in the Proxy Statement will, at the date first mailed to the Company Stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)                                 As promptly as practicable after comments are received from the SEC thereon and after the furnishing by the Company, Parent and U.S. Parent of all information required to be contained therein, the Company shall, in consultation with U.S. Parent, prepare and the Company shall file any required amendments and the definitive Proxy Statement with the SEC.  The Company shall notify U.S. Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall consult with U.S. Parent regarding, and supply U.S. Parent with copies of, all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement.  The Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable and shall thereafter mail to the Company Stockholders as promptly as possible the Proxy Statement and all other proxy materials for such meeting.  If at any time prior to the Company Stockholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement.

(c)           Parent shall furnish the Company with all information concerning Parent and its Affiliates required for use in the Proxy Statement, and Parent shall take such other action as the Company may reasonably request in connection with the preparation of the Proxy Statement, including any amendments or supplements thereto.

(d)           The Company and Parent shall make any necessary filings with respect to the Merger under the Exchange Act and the rules and regulations thereunder.

(e)           The Company shall use its reasonable best efforts to cause the Company Financial Advisor to consent to the inclusion of the Fairness Opinion in the Proxy Statement.

Section 5.5                                      Company Stockholders Meeting.  The Company shall take all actions in accordance with Applicable Law, the Company Certificate of Incorporation, the Company Bylaws and the rules of Nasdaq to duly call, give notice of, convene and hold as promptly as practicable the Company Stockholders Meeting for the purpose of considering and voting upon the adoption of this Agreement.  Subject to Section 5.6(c), to the fullest extent permitted by Applicable Law, the Company Board of Directors shall declare this Agreement advisable and recommend adoption of this Agreement and approval of the Merger by the Company Stockholders and include such recommendation in the Proxy Statement.  Unless this Agreement has been duly terminated in accordance with the terms herein (including payment of any termination fees payable under ARTICLE VII), the Company shall, subject to the right of the Company Board of Directors to modify its recommendation in a manner adverse to Parent under certain circumstances as specified in Section 5.6(c), take all lawful action to solicit from the Company Stockholders proxies in favor of the proposal to adopt this Agreement and approve the Merger and shall take all other action necessary or advisable to secure the vote or consent of the Company Stockholders that are required by the rules of Nasdaq or the DGCL.  In the event that subsequent to the date hereof, the Company Board of Directors determines that this Agreement is no longer advisable and makes a Change of Recommendation, the Company shall nevertheless submit this Agreement to the Company Stockholders for adoption at the Company Stockholders Meeting unless this Agreement shall have been terminated in accordance with ARTICLE VII prior to the Company Stockholders Meeting.  Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with Parent, may adjourn or postpone the Company Stockholders Meeting to the extent necessary to ensure that any legally required supplement or amendment to the Proxy Statement is provided to the Company Stockholders or, if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting.

Section 5.6                                      Acquisition Proposals.

(a)                                  No Solicitation or Negotiation.  The Company agrees that, except as expressly permitted by this Section 5.6, neither it nor any of its Subsidiaries nor any of the officers and directors of it or any of its Subsidiaries shall, and that it shall use its reasonable best efforts to instruct and cause its and its Subsidiaries’ Representatives not to, directly or indirectly:

(i)            initiate, solicit or intentionally encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below);

(ii)           engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal; or

(iii)          otherwise intentionally facilitate any effort or attempt to make an Acquisition Proposal.

Notwithstanding anything in the foregoing to the contrary, prior to the time that, but not after, the Company Stockholder Vote is obtained, if the Company has otherwise complied in all material respects with this Section 5.6 with respect to such Acquisition Proposal, the Company may (A) provide information in response to a request therefor by a Person who has made an unsolicited written Acquisition Proposal that the Company Board of Directors believes in good faith to be bona fide providing for the acquisition of more than 50% of the assets (on a consolidated basis) or total voting power of the equity securities of the Company if the Company receives from the Person so requesting such information an executed confidentiality agreement on terms not more favorable in all material respects to such other Person than those contained in the Confidentiality Agreement (except that such confidentiality agreement shall contain additional provisions that expressly permit the Company to comply with the provisions of this Section 5.6 and such confidentiality agreement need not prohibit the making of an Acquisition Proposal), and promptly discloses (and, if applicable, provides copies of) any such information to Parent to the extent not previously provided to Parent; (B) engage or participate in any discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal of the type described in clause (A) above; or (C) after having complied with Section 5.6(c), approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (x) prior to taking any action described in clause (A) or (B) above, the Company Board of Directors determines in good faith (after consultation with its outside legal counsel) that failure to take such action would be inconsistent with the directors’ fiduciary duties under Applicable Law; (y) in each such case referred to in clause (A) or (B) above, the Company Board of Directors has determined in good faith based on the information then available (after consultation with the Company Financial Advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal (as defined below) or is reasonably likely to result in a Superior Proposal; and (z) in the case referred to in clause (C) above, the Company Board of Directors determines in good faith (after consultation with the Company Financial Advisor and outside legal counsel) that such Acquisition Proposal is a Superior Proposal.

(b)           Definitions.  For purposes of this Agreement:

(i)            “Acquisition Proposal” means (x) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries and (y) any acquisition by any

Person of, or proposal or offer, which if consummated would result in any Person becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 20% or more of the total voting power or of any class of equity securities of the Company or those of any of its Subsidiaries, or 20% or more of the consolidated total assets (including equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

(ii)           “Superior Proposal” means a bona fide Acquisition Proposal that would result in any Person becoming the beneficial owner, directly or indirectly, of more than 50% of the assets (on a consolidated basis) or more than 50% of the total voting power of the equity securities of the Company that the Company Board of Directors has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to the Company Stockholders from a financial point of view than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transaction pursuant to Section 5.6(c) and the time likely to be required to consummate such Acquisition Proposal).

(c)           No Change of Recommendation or Alternative Acquisition Agreement.  The Company Board of Directors and each committee of the Company Board of Directors shall not:

(i)            withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation with respect to the Merger; or

(ii)           except as expressly permitted by, and after compliance with, Section 7.3(a) hereof, cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to in Section 5.6(a) entered into in compliance with Section 5.6(a)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Company Stockholder Vote is obtained, (x) in response to a Superior Proposal, the Company Board of Directors may withhold, withdraw, qualify or modify the Company Recommendation (or publicly propose or resolve to do so) or approve, recommend or otherwise declare advisable any Superior Proposal not solicited, entered into or agreed to in breach of this Section 5.6 and made after the date of this Agreement, if the Company Board of Directors determines in good faith, after consultation with outside legal counsel, that failure to do so would be inconsistent with its fiduciary obligations under Applicable Law (a “Change of Recommendation”); provided, however, that no such Change of Recommendation may be made until at least 72 hours following Parent’s receipt of notice from the Company advising that management of the Company currently intends to recommend to the Company Board of Directors that it take such action and the material terms of the Superior Proposal, including all required information under Section 5.6(f) (which period may run concurrently with the period contemplated in Section 7.3(a)) and (y) other than in response to a Superior Proposal, the

Company Board of Directors may withhold, withdraw, qualify or modify the Company Recommendation (or publicly propose or resolve to do so) if the Company Board of Directors determines in good faith, after consultation with outside legal counsel, that it is required by its fiduciary obligations to do so.  In determining whether to make a Change of Recommendation in response to a Superior Proposal, the Company Board of Directors shall take into account any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent.  Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 5.6(c).

(d)           Certain Permitted Disclosure.  Nothing contained in this Section 5.6 shall be deemed to prohibit the Company from complying with its disclosure obligations under United States federal or state Law; provided, however, that if such disclosure has the substantive effect of withdrawing or adversely modifying the Company Recommendation, such disclosure shall be deemed to be a Change of Recommendation and Parent shall have the right to terminate this Agreement as set forth in Section 7.4 (it being understood that any “stop, look or listen” communication that contains only the information set forth in Rule 14d-9(f) under the Exchange Act shall not be deemed a Change of Recommendation or be deemed to have the substantive effect of withdrawing or adversely modifying the Company Recommendation).

(e)           Existing Discussions.  The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal.  The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 5.6(e) of the obligations undertaken in this Section 5.6; provided, however, that the filing of this Agreement with the SEC under the Exchange Act by the Company shall be deemed to promptly inform such individuals and entities for the purposes of this provision.  To the extent that it has not done so prior to the date hereof, the Company also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with such Person’s consideration of acquiring the Company or any of its Subsidiaries to return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries.

(f)            Notice.  The Company agrees that it will promptly (and, in any event, within 24 hours) notify Parent if any proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiation are sought to be initiated or continued with, the Company or any of its Representatives indicating, in connection with such notice, the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent informed, on a reasonably current basis, of the status and terms of any such proposals or offers (including any amendments thereto).

Section 5.7             Public Announcements.

(a)           The initial press release issued by the Company and U.S. Parent announcing the Merger and the transactions contemplated by this Agreement shall be a joint press release and in a form that is mutually acceptable to the Company and Parent.  The initial press release issued by Parent announcing the Merger and the transactions contemplated by this

Agreement shall be in a form that is mutually acceptable to the Company and Parent.  Thereafter, the Company, U.S. Parent and Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated by the Transaction Documents and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by Law or Order or the applicable rules of Nasdaq or the London Stock Exchange or any listing agreement if it has used its reasonable best efforts to consult with the other party and to obtain such party’s consent but has been unable to do so prior to the time such press release or public statement is so required to be issued or made.  Notwithstanding the foregoing, the restrictions contained in this Section 5.7 shall not apply to any Company communications regarding any Acquisition Proposal or a Change of Recommendation.

(b)           Parent and the Company shall agree on the content of all general announcements made to the Company’s and its Subsidiaries’ employees regarding the execution of this Agreement and the transactions contemplated hereby (including any employee “Q&A,” group e-mails, group voicemail and any other form of communication).

Section 5.8             Litigation.  Subject to Section 5.3(d), each of Parent, U.S. Parent, Merger Sub and the Company agrees to use its reasonable best efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging, or seeking damages or other relief as a result of, the Merger, this Agreement or the transactions contemplated by the Transaction Documents, including seeking to have any Order adversely affecting the ability of the parties to consummate the transactions contemplated by the Transaction Documents entered by any court or other Governmental Entity promptly vacated or reversed.  Without limiting the foregoing, the Company shall provide Parent the opportunity to participate in the defense or settlement of any lawsuit or legal proceeding against the Company and its directors referred to in the first sentence of this Section 5.8 and no such settlement shall be agreed to without Parent’s prior written consent not to be unreasonably withheld, conditioned or delayed.

Section 5.9             Employee Benefit Matters.

(a)           Parent shall cause the Surviving Corporation to honor and provide for payment of all accrued obligations and benefits under all Company Benefit Plans set forth, and identified as such, in the Company Disclosure Schedules (including employment or severance agreements between the Company and Persons who are or had been employees of the Company or any of its Subsidiaries at or prior to the Effective Time), all in accordance with their respective terms.

(b)           For 12 months following the Effective Time, Parent will provide, or cause the Surviving Corporation to provide, each Company Employee with compensation (including bonus and incentive compensation opportunities other than equity compensation) and employee benefits (i) that, in the aggregate, are substantially similar in all material respects with the compensation and employee benefits provided to U.S. Parent’s similarly-situated employees as of the Closing Date, as the same may be modified or adjusted from time to time thereafter, or (ii) that are, in the aggregate, substantially similar in all material respects to the compensation and employee benefits received by such Company Employees immediately prior to the Closing Date.  Company Employees shall receive credit for past service with the Company for purposes of accrual of vacation time, determination of severance benefits, and for purposes of eligibility for participation and vesting under the applicable Parent Benefit Plans under which they become covered from and after the Effective Time; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits.  In the event that, following the Closing but prior to the date of payment (the “Bonus Payment Date”) of annual performance bonuses for the fiscal year ending December 31, 2008 pursuant to the terms of the Company’s annual incentive plan as in effect on the date hereof (the “Company Incentive Plan”), a Company Employee’s employment with the Surviving Corporation and its Affiliates is terminated by the Surviving Corporation without “cause”, the Surviving Corporation shall, on the Bonus Payment Date, pay such Company Employee the annual performance bonus, if any, that would have been payable to such Company Employee pursuant to the Company Incentive Plan on the Bonus Payment Date had such Company Employee been employed by the Surviving Corporation on the Bonus Payment Date; provided, however, that such bonus, if any, shall be (x) based on the Company’s and the Surviving Corporation’s actual performance for the fiscal year ended December 31, 2008 and (y) pro-rata based on the number of days during the fiscal year ended December 31, 2008 that such Company Employee was actually employed by the Company or the Surviving Corporation.

(c)           Parent shall use its reasonable best efforts to cause all actively-at-work or similar limitations, eligibility waiting periods and evidence of insurability requirements under any Parent Benefit Plan that is a group health plan to be waived with respect to such Company Employees and their eligible dependents, in each case, to the same extent as service with the Company or its Subsidiaries was taken into account under the comparable Company Benefit Plan, and cause credit to be provided for any co-payments, deductibles and offsets (or similar payments) made under Company Benefit Plans for the portion of the applicable plan year prior to the Effective Time for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any Parent Benefit Plans in which they become eligible to participate after the Effective Time.

(d)           Nothing contained in this Agreement, express or implied:  (i) shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement, (ii) shall alter or limit the ability of Parent or any of its Subsidiaries or Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, (iii) is intended to confer upon any Person any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment or (iv) is intended to confer upon any Person any other right as a third-party beneficiary of this Agreement.

Section 5.10           Directors’ and Officers’ Indemnification and Insurance.

(a)           For a period of six years after the Effective Time, each of Parent, U.S. Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless all past and present officers and directors of the Company for acts or omissions occurring at or prior to the Effective Time, including acts or omissions occurring in connection with the transactions contemplated herein, to the fullest extent (x) permitted by the DGCL; (y) provided under the Company Certificate of Incorporation and the Company Bylaws in effect on the date hereof (and shall also advance expenses as incurred in defense of any action, suit or proceeding to the fullest extent permitted under the DGCL; provided, that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); or (z) provided pursuant to each indemnification agreement in existence as of the date hereof; provided, that such indemnification under (x) and (y) shall be subject to any limitation imposed from time to time under the DGCL.  Parent shall cause the certificate of incorporation and the bylaws of the Surviving Corporation to contain provisions with respect to exculpation, indemnification and advancement of expenses that are at least as favorable to the indemnified parties as those contained in the Company Certificate of Incorporation and the Company Bylaws as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of not less than six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company, except to the extent such a modification is required by the DGCL.

(b)           For a period of six years from the Effective Time, Parent and U.S. Parent shall cause the Surviving Corporation to maintain in effect (or Parent may instead elect to maintain pursuant to Parent’s policy or policies) for the benefit of the Company’s current directors and officers an insurance and indemnification policy that provides coverage for acts or omissions occurring prior to the Effective Time that is substantially equivalent to the Company’s existing policy on terms with respect to coverage in the aggregate no less favorable than those of such policy in effect on the date hereof, or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for such insurance in excess of 300% of the last annual premiums paid prior to the date hereof (which premiums the Company has disclosed to Parent), and provided, further, that, if the premium for such coverage exceeds such amount, Parent or the Surviving Corporation shall purchase a policy with the greatest coverage available for such annual premium.

(c)           This Section 5.10 shall survive the consummation of the Merger, is intended to benefit the Company, the Surviving Corporation and each indemnified party, shall be binding on all successors and assigns of the Surviving Corporation, U.S. Parent and Parent, and shall be enforceable by the indemnified parties.  The provisions of this Section 5.10 are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs, and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by law, charter, statute, bylaw, contract or otherwise.

(d)           Parent shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 5.10 in connection with their enforcement of their rights provided in this Section 5.10.

(e)           In the event Parent, U.S. Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall expressly assume and succeed to the obligations set forth in this Section 5.10.

Section 5.11           Financing.  Parent shall use its reasonable best efforts to (i) enter into the Draft Commitment Letter; (ii) arrange for the Financing on the terms and conditions described in the Draft Commitment Letter; (iii) enter into definitive agreements with respect to the Financing, which agreements shall be in effect as promptly as practicable after the date hereof; (iv) satisfy all conditions precedent applicable to Parent in such definitive agreements; and (v) consummate the Financing no later than the Financing Date.  Parent may, in its sole discretion, obtain or seek to obtain substitute or replacement Financing from one or more alternative lenders.  In the event that any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Draft Commitment Letter, Parent shall obtain any such unavailable portion from alternative sources as promptly as practicable following the occurrence of such event but in no event later than the Financing Date.  Parent shall promptly provide the Company with the material documentation evidencing any replacement or alternative sources of financing and shall give the Company notice within 48 hours of any material breach by any party to the Draft Commitment Letter or any termination of the Draft Commitment Letter.  Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to enter into the Draft Commitment Letter and to arrange for the Financing (or replacements thereof).  For the avoidance of doubt, if the Draft Commitment Letter is not entered into or the Financing (or any replacement or alternative financing) has not been obtained, Parent, U.S. Parent and Merger Sub shall continue to be obligated to consummate the Merger on the terms contemplated by this Agreement and subject only to the satisfaction or waiver of the conditions set forth in ARTICLE VI.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1             Conditions to Each Party’s Obligation to Effect the Merger.  The obligations of the parties to effect the Merger on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)           The Company Stockholder Vote shall have been obtained.

(b)           No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; and there shall not be any governmental action taken, or any statute, rule, regulation or Order enacted, entered, enforced or deemed applicable to the Merger by any Governmental Entity, which makes the consummation of the Merger illegal; provided, however, that the provisions of this Section 6.1(b) shall not be available to any party that fails to fulfill its obligations pursuant to Section 5.3 and such failure caused or resulted in such Order, injunction, restraint or prohibition.

(c)           Other than the filing of the Certificate of Merger with the Delaware Secretary and the matters addressed in Section 6.1(d), all consents, approvals and authorizations of any Governmental Entity required to consummate the Merger shall have been obtained, except for those consents, approvals and authorizations, the failure of which to be obtained would not be reasonably likely to have a Parent Material Adverse Effect or a Company Material Adverse Effect.

(d)           The applicable waiting periods, together with any extensions thereof, under the HSR Act or any other applicable pre clearance requirement of any other material Antitrust Law shall have expired or been terminated and the period of time for any applicable review process by CFIUS under Exon-Florio (including, if applicable, any investigation commenced thereunder) shall have expired or been terminated, CFIUS shall have provided a written notice to the effect that review of the transactions contemplated by this Agreement has been concluded and that a determination has been made that there are no issues of national security sufficient to warrant investigation under Exon-Florio, or CFIUS shall have completed an investigation without making a recommendation to the President of the United States or, having made a recommendation to the President of the United States, the President of the United States shall have made a decision not to block the Merger.

Section 6.2             Additional Conditions to Obligations of Parent, U.S. Parent and Merger Sub.  The obligations of Parent, U.S. Parent and Merger Sub to effect the Merger on the Closing Date are also subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)           The representations and warranties of the Company contained in this Agreement shall be true and correct at and as of the date hereof and at and as of the Effective Time as if made at and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) would not reasonably be expected to have a Company Material Adverse Effect.  Parent shall have received a certificate signed by an executive officer of the Company on its behalf to the foregoing effect.

(b)           The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.  Parent shall have received a certificate signed by an executive officer of the Company on its behalf to the foregoing effect.

(c)           There shall not have occurred since the date of this Agreement any change, effect or circumstance, individually or in the aggregate, that has had or is reasonably likely to have a Company Material Adverse Effect.

(d)           Holders of shares of Common Stock representing in excess of 5% of the outstanding shares of Common Stock as of immediately prior to the Effective Time shall not have exercised (or, if exercised, shall not have withdrawn such exercise) rights of dissent in connection with the Merger.

Section 6.3             Additional Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger on the Closing Date is also subject to the following conditions:

(a)           The representations and warranties of Parent, U.S. Parent and Merger Sub contained in this Agreement shall be true and correct at and as of the date hereof and at and as of the Effective Time as if made at and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) would not reasonably be expected to have a Parent Material Adverse Effect.  The Company shall have received a certificate signed by an executive officer of each of Parent, U.S. Parent and Merger Sub, on behalf of each of them, respectively, to the foregoing effect.

(b)           Parent, U.S. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.  The Company shall have received a certificate signed by an executive officer of each of Parent, U.S. Parent and Merger Sub, on behalf of each of them, respectively, to the foregoing effect.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1             Termination by Mutual Consent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the Company Stockholders, by mutual written consent of the Company and Parent by action of their respective boards of directors.

Section 7.2             Termination by Either Parent or the Company.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company if (a) the Merger shall not have been consummated by the Outside Termination Date, (b) the adoption of this Agreement by the Company Stockholders shall not have been obtained at the Company Stockholders Meeting or at any adjournment or postponement of the Company Stockholders Meeting or (c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the adoption of this Agreement by the Company Stockholders); provided, that the right to terminate this Agreement pursuant to this Section 7.2 shall not be available to any party that has (i) breached in any material respect its obligations under this Agreement in any manner that shall have resulted in the occurrence of the failure of a condition to the consummation of the Merger or breached its obligations pursuant to Section 1.2 or (ii) except as otherwise permitted by Section 5.3(d), not used its reasonable best efforts to remove any Order referred to in Section 7.2(c).

Section 7.3             Termination by the Company.  This Agreement may be terminated by the Company and the Merger may be abandoned:

(a)           at any time prior to (but not after) the time the Company Stockholder Vote is obtained, if (i) the Company is not in material breach of Sections 5.6(a) or 5.6(c) with respect to such Superior Proposal,  (ii) the Company Board of Directors authorizes the Company, subject to complying with the terms of this Agreement, to enter into an Alternative Acquisition

Agreement with respect to a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice (it being understood that giving Parent such notice does not entitle Parent to claim that a Change of Recommendation has occurred), (iii) the Company simultaneously with such termination pays to Parent in immediately available funds the Company Termination Fee pursuant to Section 7.5, and (iv) 72 hours have passed since Parent’s receipt of the Company’s written notification of its intention to enter into an Alternative Acquisition Agreement (which period may run concurrently with the period contemplated by Section 5.6(c)), and the Company Board of Directors determines, in good faith after consultation with the Company Financial Advisor that the Superior Proposal remains a Superior Proposal after taking into account any revised offer that may be made by Parent.  The Company agrees (x) that it will not enter into the binding agreement referred to in clause (ii) above until after the 72 hour period described in clause (iii) above has terminated and (y) during such 72 hour period, to negotiate in good faith with Parent with respect to any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent in response to a Superior Proposal, if any;

(b)           if there has been a breach of any representation, warranty, covenant or agreement made by Parent, U.S. Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 6.3(a) or Section 6.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (x) 30 days after written notice thereof is given by the Company to Parent and (y) the Outside Termination Date; or

(c)           if all the conditions set forth in Section 6.1 and Section 6.2 have been satisfied (other than those conditions that by their nature are to be satisfied by action taken at the Closing, provided that such conditions are capable of being satisfied) and Parent, U.S. Parent or Merger Sub has failed to consummate the Merger within 30 days after satisfaction of such conditions.

Section 7.4             Termination by Parent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of Parent if (a) the Company Board of Directors shall have made a Change of Recommendation, (b) at any time following receipt of an Acquisition Proposal, and prior to the date that the Company Stockholder Vote has been obtained, after receipt of a reasonable written request to do so from Parent or U.S. Parent the Company Board of Directors shall have failed to reaffirm its approval or recommendation of this Agreement and the Merger as promptly as practicable (but in any event within five Business Days), (c) a tender offer or exchange offer for outstanding shares of the Common Stock shall have been publicly disclosed (other than by Parent or an Affiliate of Parent) and, prior to the earlier of (x) the date prior to the date of the Company Stockholders Meeting and (y) 11 Business Days after the commencement of such tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act, the Company Board of Directors fails to recommend against acceptance of such offer or (d) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 6.2(a) or Section 6.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (x) 30 days after written notice thereof is given by Parent to the Company and (y) the Outside Termination Date.

Section 7.5             Effect of Termination and Abandonment.

(a)           Except as provided in paragraph (b) below, in the event of termination of this Agreement and the abandonment of the Merger pursuant to this ARTICLE VII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) no such termination shall relieve (x) any party hereto of any liability or damages to the other party hereto resulting from any willful or intentional material breach of this Agreement or (y) Parent, U.S. Parent or Merger Sub of any liability or damages to the Company resulting from the failure by Parent to obtain the Financing (including a breach of Sections 4.5 and 5.11) and (ii) the provisions set forth in this Section 7.5, Section 7.6 and ARTICLE VIII of this Agreement and the Confidentiality Agreement shall survive the termination of this Agreement and remain in full force and effect.

(b)           In the event that:

(i)            a bona fide Acquisition Proposal shall have been made to the Company or any of its Subsidiaries or to its stockholders generally or any Person shall have publicly announced an intention (whether or not conditional) to make a bona fide Acquisition Proposal with respect to the Company or any of its Subsidiaries (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification at least (A) 30 Business Days prior to the date of termination (with respect to any termination pursuant to Section 7.2(a)) and (B) 10 Business Days prior to the date of the Company Stockholders Meeting (with respect to termination pursuant to Section 7.2(b))) and thereafter this Agreement is terminated by either Parent or the Company pursuant to (x) Section 7.2(a) (Outside Termination Date), provided that none of Parent, U.S. Parent or Merger Sub has materially breached this Agreement, or (y) Section 7.2(b) (No Stockholder Approval);

(ii)           this Agreement is terminated (A) by Parent pursuant to Section 7.4(a), (b) or (c) or (B) by the Company pursuant to Section 7.2(b) (No Stockholder Approval) and, on or prior to the date of the Company Stockholders Meeting, any event giving rise to Parent’s right to terminate under Section 7.4(a), (b) or (c) shall have occurred; or

(iii)          this Agreement is terminated by the Company pursuant to Section 7.3(a) (Superior Proposal);

then, in each case, the Company shall promptly, but in no event later than three Business Days after the date of such termination, pay Parent the Company Termination Fee; provided, however, that the Company Termination Fee to be paid pursuant to clause (iii) shall be paid as set forth in Section 7.3; and provided, further, that no Company Termination Fee shall be payable to Parent pursuant to clause (i) of this paragraph (b) unless and until within 12 months of such termination, the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement with respect to, or shall have consummated, or there shall have been consummated, an Acquisition Proposal (substituting in both instances “50%” for “20%” in the definition of “Acquisition Proposal”).  The Company acknowledges that the agreements contained in this Section 7.5(b) and in Section 7.6(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent, U.S. Parent, and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 7.5(b) or Section 7.6(b), and, in order to obtain such payment, Parent, U.S. Parent or Merger Sub commences a suit that results in a final judgment against the Company for the fee set forth in this Section 7.5(b) or any portion of such fee or for Parent Expenses set forth in Section 7.6(b) or any portion of such expenses, the Company shall pay to Parent, U.S. Parent or Merger Sub its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee and expenses at the prime rate published in the Money Rates section of The Wall Street Journal in effect on the date such payment was required to be made.  Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event that the Company Termination Fee and Parent Expenses become payable and are paid by the Company pursuant to this Section 7.5(b), the Company Termination Fee and Parent Expenses shall be Parent’s and Merger Sub’s sole and exclusive remedy and shall constitute liquidated damages with respect to this Agreement.

Section 7.6             Expenses.

(a)           Expense Allocation.  Except as otherwise specified in Section 7.6(b) or agreed to in writing by the parties, all out-of-pocket costs and expenses incurred in connection with the Transaction Documents, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such cost or expense.  Each of the Company and Parent shall have responsibility for its respective costs associated with preparation of the filings under the HSR Act and other applicable Antitrust Laws; provided, however, that Parent shall be solely responsible for the HSR Act filing fee and any filing fee required under any other applicable Antitrust Laws.

(b)           Expense Reimbursement.  In the event that this Agreement is terminated in the circumstances described in Section 7.5(b)(i), (ii) or (iii), the Company shall reimburse Parent and U.S. Parent for their reasonable and documented out-of-pocket expenses (including the fees and expenses of legal counsel, accountants, financial advisors, other consultants, financial printers and financing sources) incurred in connection with the Merger and the other transactions contemplated by this Agreement in an amount not to exceed $5,000,000 (“Parent Expenses”).  For purposes of this Section 7.6(b), prompt reimbursement means two days after the date on which Parent provides documentation with respect to Parent Expenses, but, except in the event that this Agreement is terminated in the circumstances described in Section 7.5(b)(i)(x) (No Stockholder Approval), in no event prior to the date on which the Company Termination Fee is due under Section 7.5(b).

Section 7.7             Amendment.  This Agreement may be amended by the parties in writing by action of their respective boards of directors at any time before or after the Company Stockholder Vote has been obtained and prior to the filing of the Certificate of Merger with the Delaware Secretary; provided, however, that, after the Company Stockholder Vote shall have been obtained, no such amendment, modification or supplement shall be made which by Applicable Law requires further approval by the Company Stockholders without obtaining such approval.  This Agreement may not be amended, changed or supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

Section 7.8             Extension; Waiver.  At any time prior to the Effective Time, each of the Company, Parent and Merger Sub may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement, and (c) subject to the provisions of Section 7.7, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 7.9             Notice.  The party desiring to terminate this Agreement pursuant to Sections 7.2, 7.3 or 7.4 shall give written notice of such termination to the other party in accordance with Section 8.2, specifying the provision or provisions hereof pursuant to which such termination is effected.  The right of any party hereto to terminate this Agreement pursuant to this ARTICLE VII shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, or any of their respective Affiliates or Representatives, whether prior to or after the execution of this Agreement.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1             Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 8.1 shall not limit any covenant or agreement of the parties in this Agreement that by its terms contemplates performance after the Effective Time.

Section 8.2             Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing (and made orally if so required pursuant to any section of this Agreement) and shall be deemed given (and duly received) if delivered personally, sent by overnight courier (providing proof of delivery and confirmation of receipt by telephonic notice to the applicable contact person) to the parties or sent by fax (providing proof of transmission and confirmation of transmission by telephonic notice to the applicable contact person) at the following addresses or fax numbers (or at such other address or fax number for a party as shall be specified by like notice):

if to Parent, U.S. Parent or Merger Sub, to:

c/o Serco Inc.

1818 Library Street

Suite 1000

Reston, VA 20190

Attn:    Michelle S. DiCintio

Phone: (703) 939-6000

Fax:     (703) 939-6001

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, D.C. 20005
Attn:    Ronald C. Barusch
             Marc S. Gerber
Phone: (202) 371-7000
Fax:     (202) 393-5760

if to the Company, to:

SI International, Inc.

12012 Sunset Hills Road

8th Floor

Reston, VA 20190
Attn:    James E. Daniel
Phone: (703) 234-7000
Fax:     (703) 234-7500

with a copy to:

Morrison & Foerster LLP
1650 Tysons Boulevard
Suite 400
McLean, Virginia 22102
Attn:    Lawrence T. Yanowitch
            Charles W. Katz
Phone: (703) 760-7700
Fax:     (703) 760-7777

Section 8.3             Certain Definitions.

“Acquisition Proposal” shall have the meaning set forth in Section 5.6(b).

“Affiliate” of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Agreement” shall have the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” shall have the meaning set forth in Section 5.6(c)(ii).

“Anti-takeover Laws” shall mean any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “interested shareholder,” “business combination” or other anti-takeover laws and regulations of any state or other jurisdiction, including the provisions of Section 203 of the DGCL.

“Antitrust Law” shall mean the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade.

“Applicable Law” means, with respect to any Person, any Law that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Appraisal Shares” shall mean Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such Shares pursuant to, and who does not subsequently waive, withdraw or other lose such rights to demand appraisal, and who complies in all respects with, the provisions of Section 262.

“Associate” of any Person shall have the meaning assigned thereto by Rule 12b-2 under the Exchange Act.

“Bid” shall mean any bid, proposal, offer or quotation made by the Company its Subsidiaries, or by a contractor team or joint venture in which the Company or its Subsidiaries its Subsidiaries is participating, that, if accepted, would lead to a Government Prime Contract or a Government Subcontract.

“Bonus Payment Date” shall have the meaning set forth in Section 5.9(b).

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York or London, England are authorized or obligated by Law or executive order (or comparable authority) to be closed.

“Certificate” shall mean each certificate representing one or more Shares or, in the case of uncertificated Shares, each entry in the books of the Company representing uncertificated Shares.

“Certificate of Merger” shall mean a certificate of merger with respect to the Merger, containing the provisions required by, and executed in accordance with, the DGCL.

“CFIUS” shall have the meaning set forth in Section 5.3(b).

“Change of Recommendation” shall have the meaning set forth in Section 5.6(c).

“Classified Contracts” means those agreements by and between the Company or any of its Subsidiaries, on the one hand, and certain departments and agencies of the U.S. Government, on the other hand, which agreements contain security and confidentiality obligations preventing the Company or any of its Subsidiaries from disclosing their nature and terms to any party.

“Closing” shall mean the closing of the Merger, as contemplated by Section 1.2.

“Closing Date” shall mean the date on which the Closing occurs.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” shall have the meaning set forth in the Recitals.

“Company” shall have the meaning set forth in the Preamble.

“Company Benefit Plan” shall mean (i) each “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, including any medical plan, life insurance plan, short-term or long-term disability plan or dental plan, (ii) each “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including any excess benefit plan, top hat plan or deferred compensation plan or arrangement, nonqualified retirement plan or arrangement or qualified defined contribution or defined benefit arrangement, and (iii) each other benefit plan, policy, program, arrangement or agreement, including any fringe benefit plan or program, bonus or incentive plan, stock option, restricted stock, stock bonus, sick pay, bonus program, service award, deferred bonus plan, salary reduction agreement, change-of-control agreement, employment agreement, termination or severance plan or agreement or consulting agreement, which in all cases is currently sponsored, maintained or contributed to by the Company or any of its Subsidiaries or ERISA Affiliates or with respect to which the Company or any of its Subsidiaries is a party, in each case, for the benefit of any director or former director, employee or former employee of the Company or its Subsidiaries.

“Company Board of Directors” shall have the meaning set forth in the Recitals.

“Company Bylaws” shall mean the Second Amended and Restated Bylaws of the Company, including any amendments thereto, as in effect as of the date hereof.

“Company Certificate of Incorporation” shall mean the Company’s Second Restated Certificate of Incorporation, including any amendments thereto, as in effect as of the date hereof.

“Company Disclosure Documents” shall mean each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company Stockholders in connection with the transactions contemplated by this Agreement.

“Company Disclosure Schedules” shall mean the Company Disclosure Schedules dated the date hereof and delivered by the Company to Parent concurrently with the execution of this Agreement, each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein.

“Company Employees” shall mean employees of the Company who remain employees of the Surviving Corporation after the Effective Time.

“Company Financial Advisor” shall mean Wachovia Capital Markets, LLC.

“Company Financial Statements” shall mean all of the financial statements of the Company and its Subsidiaries included in the Company SEC Reports.

“Company Incentive Plan” shall have the meaning set forth in Section 5.9(b).

“Company Intellectual Property” shall mean Intellectual Property that is owned by the Company and/or any of its Subsidiaries.

“Company Knowledge Person” shall mean the Persons set forth on Section 8.3 of the Company Disclosure Schedules.

“Company Material Adverse Effect” shall mean, with respect to the Company, any change, event, violation, inaccuracy, effect or circumstance (any such item, an “Effect”) that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, is materially adverse to the business, operations or condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (A) any change in the Company’s stock price or trading volume, or any failure by the Company to meet its financial projections (provided, that the exceptions in this clause (A) shall not prevent or otherwise affect any Effect underlying such change or failure from being taken into account in determining whether a Company Material Adverse Effect has occurred), (B) any Effect that results from changes affecting the industries in which the Company and its Subsidiaries participate generally or the United States economy generally (in each case, unless such Effect has a materially disproportionate effect with respect to the Company and its Subsidiaries, taken as a whole), (C) any Effect resulting from compliance with the terms and conditions of this Agreement or action taken at the request of or with the consent of Parent or any of its Affiliates, (D) any Effect caused by an impact to the Company’s or its Subsidiaries’ relationships, contractual or otherwise, with any customer, supplier or business partner as a result of the announcement, pendency or consummation of the Merger or the other transactions contemplated by the Transaction Documents, or the identity or status of Parent or any of its Affiliates, (E) any Effect resulting from changes in Law or changes in GAAP or other accounting standards or the interpretation thereof following the date hereof, or (F) any Effect arising out of or resulting from acts of war, armed hostilities, terrorism or similar calamity or crisis, or any escalation or worsening of any of the foregoing; provided, further, for purposes of this Agreement, any Effects resulting from (i) the efforts to obtain or the failure to obtain by any Person of any Required Statutory Approval, (ii) the application of the U.S. Small Business Administration’s size recertification rules and regulations or (iii) any transaction expenses paid or payable by the Company in connection with the negotiation, execution or delivery of the Transaction Documents and consummation of the transactions contemplated thereby shall not be considered for purposes of determining whether a Company Material Adverse Effect shall have occurred or is reasonably likely to occur.

“Company Material Contract” shall have the meaning set forth in Section 3.14(a).

“Company Option Plans” shall mean the Company’s 2002 Amended and Restated Omnibus Stock Incentive Plan, January 2001 Nonqualified Stock Option Plan, 2001 Service Award Stock Option Plan, and 1998 Stock Option Plan, in each case as amended and/or restated prior to the date hereof.

“Company Recommendation” shall have the meaning set forth in Section 3.2(b).

“Company Restricted Shares” shall have the meaning set forth in Section 1.9(a).

“Company Significant Contract” shall have the meaning set forth in Section 3.14(a).

“Company SEC Reports” shall mean all forms, reports, statements, information and other documents (as supplemented and amended since the time of filing) furnished, filed or required to be filed by the Company with the SEC since January 1, 2006.

“Company Stock Option” shall mean each outstanding option to purchase Shares under the Company Option Plans.

“Company Stock Rights” shall mean any options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) obligating the Company to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company.

“Company Stockholder Vote” shall mean the affirmative vote of the holders of a majority of the outstanding Shares in favor of adoption and approval of this Agreement and the Merger.

“Company Stockholders” shall have the meaning set forth in the Recitals.

“Company Stockholders Meeting” shall mean a meeting of the Company Stockholders to be duly called and convened to consider the Merger.

“Company 10-K” shall mean the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2007.

“Company Termination Fee” shall mean an amount in cash equal to $10,000,000.

“Confidentiality Agreement” shall mean the letter agreement between the Company and U.S. Parent dated as of June 6, 2008, as amended.

“Deferred Compensation Plan” shall have the meaning set forth in Section 1.9(b).

“Delaware Secretary” shall mean the Secretary of State of the State of Delaware.

“DGCL” shall mean the General Corporation Law of the State of Delaware, as amended.

“Draft Commitment Letter” shall have the meaning set forth in Section 4.5.

“DSS” shall have the meaning set forth in Section 5.3(b).

“Effective Time” shall have the meaning set forth in Section 1.3.

“Employment Agreement” shall mean any contract, termination or severance agreement, change of control agreement or any other agreement respecting the terms and conditions of employment of any officer, employee or former employee.

“Encumbrance” shall mean any lien, mortgage, pledge, deed of trust, security interest, charge, encumbrance or other adverse claim or interest.

“Environmental Claim” shall have the meaning set forth in Section 3.16(f).

“Environmental Laws” shall have the meaning set forth in Section 3.16(f).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of section 4001(b) of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Fund” shall have the meaning set forth in Section 2.1.

“Exon-Florio” shall have the meaning set forth in Section 3.5(b).

“Fairness Opinion” shall have the meaning set forth in Section 3.22.

“Financing” shall have the meaning set forth in Section 4.5.

“Financing Date” shall have the meaning set forth in Section 4.5.

“GAAP” shall mean United States generally accepted accounting principles.

“Government Contract” shall mean any Government Prime Contract, Government Subcontract or Bid.

“Government Prime Contract” shall mean any prime contract, blanket purchase agreement, basic ordering agreement, letter contract, delivery order, task order or purchase order on which final payment has not been made, between the Company or any of its Subsidiaries and either the United States Government or an agency or other entity of a State and Local Government.

“Government Subcontract” shall mean any subcontract, blanket purchase agreement, basic ordering agreement, letter subcontract, delivery order, task order or purchase order on which final payment has not been made, between the Company or any of its Subsidiaries and any prime contractor to either the United States Government, or an agency or other entity of a State and Local Government, or any subcontractor with respect to a Government Prime Contract.

“Governmental Entity” shall mean any United States federal, state or local or any foreign government or any court of competent jurisdiction, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign.

“Hazardous Materials” shall have the meaning set forth in Section 3.16(f).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Intellectual Property” shall mean patents, rights to apply for patents, trademarks, trade names, service marks, trade dress, brand names, other indicia of source of origin, all goodwill associated with and symbolized by all the foregoing, copyrights (including compilations and databases), schematics, industrial models, inventions and discoveries, know-how, trade secrets and confidential information, computer software programs, and other intangible proprietary information, and all applications and registrations for the foregoing.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge,” or any similar expression, shall mean (i) with respect to the Company, the actual knowledge of any Company Knowledge Person and (ii) with respect to Parent (or any of its Subsidiaries), the actual knowledge of any Parent Knowledge Person.

“Law” shall mean any federal, state, local or foreign law (statutory, common or otherwise), regulation, requirement, interpretation, permit, license, approval, authorization, rule, ordinance, code, order, injunction, judgment, decree, ruling, policy or rule of common law of any Governmental Entity, including any judicial or administrative interpretation thereof.

“Lease Documents” shall have the meaning set forth in Section 3.20.

“Leased Property” shall have the meaning set forth in Section 3.20.

“Letter of Transmittal” shall have the meaning set forth in Section 2.2(a).

“Liabilities” shall mean any and all debts, liabilities and obligations, including those arising under any Law, those arising under any contract, agreement, commitment, instrument, permit, license, franchise or undertaking and those arising as a result of any act or omission.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 1.5(a).

“Merger Sub” shall have the meaning set forth in the Preamble.

“Nasdaq” shall mean The NASDAQ Stock Market.

“NISPOM” shall have the meaning set forth in Section 5.3(b).

“Option Consideration” shall have the meaning set forth in Section 1.8(a).

“Order” shall mean any writ, judgment, injunction, consent, order, decree, stipulation, award or executive order of or by any Governmental Entity.

“Outside Termination Date” shall mean February 28, 2009; provided, however, that if on February 28, 2009, any of the conditions to the Closing set forth in Sections 6.1(b), (c) or (d) shall not have been satisfied but all other conditions to the Closing either have been satisfied or are then capable of being satisfied, then either the Company or Parent may elect by written notice on such date, in its sole discretion, to extend the Outside Termination Date to March 30, 2009.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Benefit Plan” shall mean (i) each “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, including any medical plan, life insurance plan, short-term or long-term disability plan or dental plan; (ii) each “employee pension benefit plan,” as defined in Section 3(2) of ERISA including any excess benefit plan, top hat plan or deferred compensation plan or arrangement, nonqualified retirement plan or arrangement, or qualified defined contribution or defined benefit arrangement; and (iii) each other material benefit plan, policy, program, arrangement or agreement, including any material fringe benefit plan or program, bonus or incentive plan, stock option, restricted stock, stock bonus, sick pay, bonus program, service award, deferred bonus plan, salary reduction agreement, change-of-control agreement, employment agreement or consulting agreement, which in all cases is sponsored or maintained by U.S. Parent or any of its Subsidiaries for the benefit of its employees.

“Parent Expenses” shall have the meaning set forth in Section 7.6(b).

“Parent Knowledge Person” shall mean any of U.S. Parent’s Chief Executive Officer, Chief Financial Officer and General Counsel.

“Parent Material Adverse Effect” shall mean, with respect to Parent, U.S. Parent and Merger Sub, any Effect that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, is or would be reasonably likely to prevent or materially delay the performance by Parent, U.S. Parent or Merger Sub of any of its material obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by the Transaction Documents.

“Paying Agent” shall mean a paying agent selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld or delayed).

“Permits” shall have the meaning set forth in Section 3.6.

“Person” shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government, or any political subdivision, agency or instrumentality thereof.

“Proxy Statement” shall mean a definitive proxy statement, including the related preliminary proxy statement and any amendment or supplement thereto, relating to the Merger and this Agreement to be mailed to the Company Stockholders in connection with the Company Stockholders Meeting.

“Release” shall have the meaning set forth in Section 3.16(f).

“Representatives” shall mean officers, directors, employees, auditors, attorneys, financial advisors (including, in the case of the Company, the Company Financial Advisor) and other advisors.

“Required Statutory Approvals” shall have the meaning set forth in Section 3.5(b).

“SEC” shall mean the Securities and Exchange Commission.

“Second Request” shall mean a request for additional information or documentary material issued by a Governmental Entity pursuant to 16 C.F.R. § 803.20 in connection with the transactions contemplated by this Agreement.

“Section 262” shall mean Section 262 of the DGCL.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Shares” shall have the meaning set forth in Section 1.5(a).

“SSA” shall have the meaning set forth in Section 4.3(c).

“State and Local Government” means any state, territory or possession of the United States, any department or agency of any of the above with statewide jurisdiction and responsibility, or any department or agency of a local jurisdiction of such state.

“Subsidiary” of any Person shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the voting stock or value of such corporation, partnership, limited liability company, joint venture or other legal entity.

“Subsidiary Stock Rights” shall mean any options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company or any Subsidiary of the Company relating to the issued or unissued capital stock of the Subsidiaries of the Company or obligating the Company or any of its

Subsidiaries to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, any Subsidiary of the Company.

“Superior Proposal” shall have the meaning set forth in Section 5.6(b).

“Surviving Corporation” shall mean the corporation surviving the Merger.

“Tax” (and, with correlative meaning, “Taxes”) shall mean any federal, state, local and foreign tax, or similar charge, fee or assessment of levy of any nature payable to a Governmental Entity, including any gross or net income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, real or personal property, intangible property, withholding, excise, production, value added, occupancy, capital gains, retaliatory or reciprocal, transfer, ad valorem, escheat, license, minimum, alternative minimum and windfall profits taxes and guaranty fund assessments, together with all interest, penalties and additions imposed with respect to the foregoing, whether disputed or not, and any interest in respect of such penalties and additions thereto.

 “Tax Return” shall mean any return, declaration, report, estimate, extension request, information statement, or other filing or document required to be filed with a Governmental Entity in connection with, any Tax (including any attached schedules or other attachment thereto), and including any amendment thereof, or any declaration of estimated Tax.

“Teaming Agreement” has the same meaning as the term “Contractor team arrangement,” as defined in Federal Acquisition Regulation 9.601.

“Third Party” shall mean any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than Parent, U.S. Parent, Merger Sub or any Affiliates thereof.

“Transaction Documents” shall mean this Agreement and all other agreements, instruments and documents to be executed by Parent, U.S. Parent, Merger Sub and the Company in connection with the transactions contemplated by such agreements.

“U.S. Government” shall mean the United States Government or any department, agency or instrumentality thereof.

“U.S. Parent” shall have the meaning set forth in the Preamble.

Section 8.4                                      Interpretation.  When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated.  The table of contents, headings and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereby” refer to this Agreement.  The Company Disclosure Schedules, as well as any schedules thereto and any exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.

Section 8.5                                      Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.6                                      Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement and (b) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder, other than the Persons intended to benefit from the provisions of Section 5.10 (Directors’ and Officers’ Indemnification and Insurance), who shall have the right to enforce such provisions directly.  Notwithstanding clause (b) of the immediately preceding sentence, following the Effective Time the provisions of ARTICLE I shall be enforceable by holders of Certificates.

Section 8.7                                      Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflicts of laws principles thereof.

Section 8.8                                      Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Merger Sub’s rights and obligations may be assigned to and assumed by Parent or any other corporation directly or indirectly wholly owned by Parent; provided, however, that any such assignment does not affect the economic or legal substance of the transactions contemplated hereby; and provided further that such assignment does not create adverse Tax consequences for the Company Stockholders.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.9                                      Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without posting a bond or other undertaking, in any state or federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at Law or in equity.

Section 8.10                                Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

Section 8.11                              Consent to Jurisdiction; Venue.

(a)                                  Each of the parties hereto irrevocably submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) for the purpose of any action arising out of or relating to this Agreement and agreements related hereto, and each of the parties hereto irrevocably agrees that all claims in respect to such action may be heard and determined exclusively in any Delaware state or federal court sitting in the State of Delaware.  Each of the parties hereto agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)                                 Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party.  Nothing in this Section 8.11 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

Section 8.12                                Waiver of Trial by Jury.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HERBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

SERCO GROUP PLC

By:	/s/ Joanne Roberts
Name: Joanne Roberts
Title: Group Company Secretary

SERCO INC.

By:	/s/ Michelle S. DiCintio
Name: Michelle S. DiCintio
Title: Senior Vice President and General Counsel

MATADOR ACQUISITION CORPORATION

By:	/s/ Michelle S. DiCintio
Name: Michelle S. DiCintio
Title: Senior Vice President and General Counsel

SI INTERNATIONAL, INC.

By:	/s/ S. Bradford Antle
Name: S. Bradford Antle
Title: President and Chief Executive Officer